      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1998

                                                      REGISTRATION NO. 333-50333
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                               BEBE STORES, INC.

             (Exact name of Registrant as specified in its charter)
                            ------------------------

          CALIFORNIA                         5621                  94-2450490
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                    Classification Number)       Identification
incorporation or organization)                                        No.)

                            ------------------------

                  380 VALLEY DRIVE BRISBANE, CALIFORNIA 94005
                                 (415) 715-3900

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------

                                 MANNY MASHOUF
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               BEBE STORES, INC.
                                380 VALLEY DRIVE
                           BRISBANE, CALIFORNIA 94005
                                 (415) 715-3900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

          ERIC J. LAPP, ESQ.                       ALAN K. AUSTIN, ESQ.
          JOHN M. FOGG, ESQ.                     SUSAN L. STAPLETON, ESQ.
     LILLIEMAE I. STEPHENS, ESQ.                  JAMES C. CREIGH, ESQ.
   Gray Cary Ware & Freidenrich LLP          Wilson Sonsini Goodrich & Rosati
         400 Hamilton Avenue                     Professional Corporation
   Palo Alto, California 94301-1825                 650 Page Mill Road
            (650) 328-6561                   Palo Alto, California 94304-1050
                                                      (650) 493-9300

                            ------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS
      PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------
    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 3, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                     [LOGO]

                                2,500,000 SHARES

                                  COMMON STOCK
                               ------------------

    Of the 2,500,000 shares of Common Stock offered hereby, 1,250,000 shares are being sold by bebe stores, inc. ("bebe" or the "Company") and 1,250,000 shares are being sold by a shareholder of the Company (the "Selling Shareholder"). See "Principal and Selling Shareholder." The Company will not receive any proceeds from the sale of shares by the Selling Shareholder. Prior to this offering, there has been no public market for the Common Stock of the Company. It is estimated currently that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for information related to the method of determining the initial public offering price.

    Upon consummation of this offering, Manny Mashouf, the Company's Chief Executive Officer, President and Chairman of the Board, will own approximately 88.4% (approximately 86.9% if the Underwriters' over-allotment option is exercised in full) of the outstanding shares of Common Stock. As a result, Mr. Mashouf will continue to have effective control over the outcome of substantially all issues submitted to the Company's shareholders, including the election of all of the Company's directors. See "Principal and Selling Shareholder."

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING AT PAGE 8.

                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.


                                               UNDERWRITING                                   PROCEEDS TO
                          PRICE TO             DISCOUNTS AND           PROCEEDS TO              SELLING
                           PUBLIC               COMMISSIONS            COMPANY (1)            SHAREHOLDER
Per Share.........            $                      $                      $                      $
Total (2).........            $                      $                      $                      $


(1) Before deducting estimated offering expenses of $700,000, all of which are payable by the Company.

(2) The Selling Shareholder has granted the Underwriters a 30-day option to purchase up to an additional 375,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions, and Proceeds to Selling Shareholder will be $              ,
    $              , and $              , respectively.

                         ------------------------------

    The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco,
California, on or about             , 1998.

BANCAMERICA ROBERTSON STEPHENS                          BEAR, STEARNS & CO. INC.

               THE DATE OF THIS PROSPECTUS IS             , 1998

                            [WOMAN IN BEBE CLOTHING]

                                    GATEFOLD

                         (1)  [WOMAN IN BEBE CLOTHING]

                       (2)  [STORE EXTERIOR AND INTERIOR]

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE TRANSACTIONS, SEE "UNDERWRITING."

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR ANY OFFER TO OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    UNTIL            , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                 PAGE
                                                                                                                  ---
Summary.....................................................................................................           4
Risk Factors................................................................................................           8
Use of Proceeds.............................................................................................          15
Dividend Policy.............................................................................................          15
Capitalization..............................................................................................          16
Dilution....................................................................................................          17
Selected Financial and Operating Data.......................................................................          18
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................          19
Business....................................................................................................          25
Management..................................................................................................          35
Certain Transactions........................................................................................          40
Principal and Selling Shareholder...........................................................................          41
Description of Capital Stock................................................................................          42
Shares Eligible for Future Sale.............................................................................          44
Underwriting................................................................................................          46
Legal Matters...............................................................................................          47
Experts.....................................................................................................          47
Change in Accountants.......................................................................................          47
Additional Information......................................................................................          48
Index to Financial Statements...............................................................................         F-1

                            ------------------------

    "bebe" and "bebe moda" are registered trademarks of the Company in the United States and certain foreign jurisdictions. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners. The Company was incorporated in California in June 1976.

    The Company's principal executive offices are located at 380 Valley Drive, Brisbane, California 94005, and its telephone number at that address is (415) 715-3900.

                                    SUMMARY

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. REFERENCES TO A FISCAL YEAR RELATE TO THE FISCAL YEAR ENDING JUNE 30 OF SUCH YEAR. ALL SHARE NUMBERS IN THIS PROSPECTUS REFLECT A 2.83-FOR-1 SPLIT IN THE COMPANY'S COMMON STOCK EFFECTED APRIL 9, 1998. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS," AND THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    bebe designs, develops and produces a distinctive line of contemporary women's apparel and accessories, which it markets under the bebe and bebe moda brand names through its 85 specialty retail stores located in 21 states. While bebe attracts a broad audience, the Company's target customers are 18 to 35 year-old women who seek current fashion trends interpreted to suit their lifestyle needs. The "bebe look," with an unmistakable hint of sensuality, appeals to a hip, sophisticated, body-conscious woman who takes pride in her appearance. The bebe customer is a discriminating consumer who demands value in the form of quality at a competitive price. bebe's broad product offering includes suits, tops, pants, skirts, dresses, logo and other activewear, outerwear, and handbags and other accessories. Much of the Company's merchandise is designed and developed in-house and manufactured to its specifications. The balance is developed primarily in conjunction with third party apparel manufacturers or, in some cases, selected directly from these manufacturers' lines.

    Founded by Manny Mashouf, the Company's current Chairman, President and Chief Executive Officer, bebe opened its first store in San Francisco, California in 1976 and grew to 73 stores by the end of fiscal 1996. Since the end of fiscal 1996, bebe has significantly strengthened its management team and has begun implementing several strategic initiatives which management believes have contributed to the Company's recent strong performance and positioned it to support significant growth over the next several years. These initiatives were directed to all aspects of the Company's operations and in particular the merchandising, planning, manufacturing and distribution functions. The Company's merchandising initiatives focused primarily on expansion of its product line to include a broader array of tops, pants, dresses, accessories and logo items. While the Company's traditional bebe product offering spoke to the "nine to five" needs of a young professional woman, the expanded product line provides head-to-toe lifestyle dressing at a competitive price that easily adapts from day into evening. Additionally, the logo portion of the product line, which highlights the bebe logo on a variety of active and casual styles, enhances brand awareness while providing younger, "aspirational" customers an entry to the bebe product line at lower price points. The strategic initiatives relating to the planning, manufacturing and distribution functions primarily involve the implementation of more sophisticated procedures and a more disciplined approach to the operational aspects of the business.

    The Company's net sales have grown from $18.1 million in fiscal 1993 to $95.1 million in fiscal 1997, representing a compounded average growth rate of 51.4%. As a result of the management team additions and strategic initiatives implemented beginning at the end of fiscal 1996, the Company has experienced a significant improvement in performance. In particular, the Company's net sales grew from $71.6 million in fiscal 1996 to $95.1 million in fiscal 1997, an increase of 32.8%, due in part to an increase in comparable store sales of 18.0%. In addition, the Company's income from operations as a percentage of net sales grew from 0.7% to 8.9% during the same period. Furthermore, for the nine months ended March 31, 1998, the Company's net sales reached $108.1 million, an increase of 58.0%, compared to the same nine-month period in fiscal 1997 and its income from operations increased from 8.1% of net sales to 19.2%.

                               OPERATING STRATEGY

    While the market for women's apparel is extremely large, the Company believes that the distinctive, contemporary, bebe point-of-view addresses an underserved market segment and presents the Company with opportunities for future growth. The Company's objective is to become a global brand, offering quality merchandise that enhances the spirit and playful sensuality of the contemporary woman. The principal elements of the Company's operating strategy to achieve this objective are as follows:

    - PROVIDE DISTINCTIVE FASHION THROUGHOUT A BROAD PRODUCT LINE. bebe merchandisers take their fashion inspiration from throughout the world, interpreting contemporary ideas for silhouettes, fabrications and colors into products and styles to meet the everyday lifestyle needs of the bebe customer. While many of the Company's styles and products are represented season after season with variations in color, fabric or trim, its merchandisers are committed to bringing newness into the merchandise mix in response to emerging trends. bebe's product lines are carefully planned to represent a broad array of sleek, fashionable goods, with particular emphasis on career wear, related separates and day-into-evening styles. The bebe product line is further supported by a broad selection of accessories that help bebe customers create a distinctive ensemble, while logo-embellished items provide an entry point for younger, aspirational customers.

    - VERTICALLY INTEGRATE DESIGN, PRODUCTION, MERCHANDISING AND RETAIL FUNCTIONS. The Company believes that its vertical integration of processes from design to market coupled with its financial discipline enable it to produce distinctive quality merchandise of exceptional value. Once a line is conceived by the merchandise team, bebe maintains flexibility in its sourcing by subcontracting production of its own designs, developing exclusive products in conjunction with third party apparel manufacturers, or selecting merchandise directly from these manufacturers' lines. This approach also enables the Company to respond quickly to changing fashion trends, while reducing its risk of excess inventory.

    - MANAGE MERCHANDISE MIX. The Company believes that a disciplined approach to merchandising and a proactive inventory management program is critical to its success. By actively monitoring sell-through rates and managing the mix of categories and products in its stores, the Company believes it is able to respond to emerging trends in a timely manner; minimize its dependence on any particular category, style or fabrication; and preserve a balanced, coordinated presentation of merchandise within each store.

    - CONTROL DISTRIBUTION OF MERCHANDISE. bebe believes that its brand image is greatly enhanced by distributing its products exclusively through bebe stores. This controlled distribution strategy enables the Company to display the full assortment of its products, control the pricing, visual presentation and flow of goods, test new products and reinforce the brand's identity in the eyes of its customers.

    - ENHANCE BRAND IMAGE. Through an edgy, high-impact, visual advertising campaign utilizing print, outdoor, in-store and direct mail communication vehicles, the Company attracts customers who are intrigued by the playfully sensual and evocative imagery of the bebe lifestyle. The Company also offers a line of merchandise branded with the distinctive bebe logo to increase brand awareness. Within its stores, the Company seeks to create an upscale boutique environment that further enhances the bebe brand and builds customer loyalty and demand for bebe merchandise. Furthermore, the Company trains bebe sales associates to be responsive and knowledgeable and encourages them to reflect the bebe image.

                                GROWTH STRATEGY

    bebe's objective is to grow its operations in a controlled manner, primarily through the opening of new stores. After intentionally slowing its store expansion in fiscal 1997 and 1998 while implementing strategic initiatives begun in fiscal 1996, the Company believes it is now positioned to accelerate its store opening program. With seven stores planned for opening in fiscal 1998, six of which have been opened to date, the Company currently plans to open approximately 15 stores in each of fiscal 1999 and 2000, the majority of which will be in existing markets. In addition to its domestic expansion, the Company is considering international expansion primarily through licensing arrangements and has entered into a license agreement with a company in Mexico. Additionally, the Company continually reviews its existing store base and has identified four underperforming stores that it is considering closing prior to the end of fiscal 1999.

    In addition, the Company plans to grow through product line extensions, introduction of new product categories, such as intimate apparel, and incremental operational improvements. The Company has recently hired a Vice President of Licensing to explore opportunities for licensing the bebe name for the development of product line extensions or new product categories that may include eyewear, footwear and swimwear.

    To support the introduction of new product categories in recent years as well as to handle higher sales volumes, the Company has developed a store prototype that is larger than the average of 2,700 square feet for the Company's existing stores. The Company's new store prototype is approximately 3,000 to 5,000 square feet, although in certain selected markets the Company may open larger stores.

    The Company was founded in 1970 and incorporated under the name Babe, Inc. in California in June 1976, and changed its name to bebe stores, inc. in April 1998. The Company's principal offices are located at 380 Valley Drive, Brisbane, CA 94005. The Company's telephone number is 415-715-3900.

                                  THE OFFERING

Common Stock offered by the Company............... 1,250,000 shares
Common Stock offered by the Selling Shareholder... 1,250,000 shares
Common Stock to be outstanding after the
 offering......................................... 23,889,997 shares (1)
Use of Proceeds................................... Capital expenditures for new, expanded and relocated stores, improvements to the Company's management information
                                                   systems and expansion or relocation of its corporate
                                                   offices and distribution center, with the remainder to be
                                                   used for working capital and general corporate purposes.
                                                   See "Use of Proceeds."
Proposed Nasdaq National Market symbol............ BEBE

                      SUMMARY FINANCIAL AND OPERATING DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                  NINE MONTHS
                                                                                                                     ENDED
                                                                    FISCAL YEAR ENDED JUNE 30,                     MARCH 31,
                                                       -----------------------------------------------------  --------------------
                                                         1993       1994       1995       1996       1997       1997       1998
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                          (AS RESTATED)(6)
                                                                             ------------------------------------------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net sales............................................  $  18,077  $  32,603  $  65,411  $  71,563  $  95,086  $  68,397  $ 108,072
Cost of sales, including buying and occupancy........      9,606     17,222     32,653     44,701     53,969     40,300     53,758
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.........................................      8,471     15,381     32,758     26,862     41,117     28,097     54,314
Selling, general and administrative expenses.........      7,745     13,015     23,134     26,353     32,649     22,562     33,559
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from operations...............................        726      2,366      9,624        509      8,468      5,535     20,755
Interest and other expenses (income), net............         59        128         87        392       (128)      (209)      (502)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before income taxes.........................        667      2,238      9,537        117      8,596      5,744     21,257
Provision (benefit) for income taxes.................        263        912      4,052        (10)     3,218      2,144      8,715
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings.........................................  $     404  $   1,326  $   5,485  $     127  $   5,378  $   3,600  $  12,542
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic earnings per share (2).........................  $    0.02  $    0.06  $    0.24  $    0.01  $    0.24  $    0.16  $    0.55
Diluted earnings per share (2).......................  $    0.02  $    0.06  $    0.24  $    0.01  $    0.24  $    0.16  $    0.53
Basic weighted average shares outstanding (2)........     22,640     22,640     22,640     22,640     22,640     22,640     22,640
Diluted weighted average shares outstanding (2)......     22,640     22,640     22,640     22,640     22,651     22,640     23,705

SELECTED OPERATING DATA:
Number of stores:
  Opened during period...............................         11          8         24         18         10          7          5
  Closed during period...............................          0          0          0         (1)         0          0         (3)
  Open at end of period..............................         24         32         56         73         83         80         85
Net sales per average store (3)......................  $     958  $   1,155  $   1,480  $   1,065  $   1,211  $     884  $   1,268
Comparable store sales increase (decrease) (4).......       18.7%      29.5%      35.4%     (16.5)%      18.0%      11.3%      43.5%


                                                                                                       MARCH 31, 1998
                                                                                                 --------------------------
                                                                                                  ACTUAL    AS ADJUSTED(5)
                                                                                                 ---------  ---------------
BALANCE SHEET DATA:
Working capital................................................................................  $  20,201     $  33,451
Total assets...................................................................................     46,220        59,470
Long-term debt; including current portion......................................................        208           208
Shareholders' equity...........................................................................     28,362        41,612

------------

(1) Excludes 1,782,900 shares issuable upon exercise of options outstanding at March 31, 1998 at a weighted average exercise price of $2.29 per share. See "Management--Stock Plans."

(2) See Notes 1, 9 and 12 of Notes to Financial Statements for the method used to calculate earnings per share amounts.

(3) Based on the sum of average monthly net sales per open store for the period.

(4) Based on net sales; stores are considered comparable beginning on the first day of the first month following the first anniversary of their opening.

(5) As adjusted to reflect the sale of 1,250,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(6) Subsequent to the issuance of the Company's financial statements for the nine month period ended March 31, 1998, the Company's management determined that an error had been made in the method of accounting for the purchase of residential property from the Chairman, President and Chief Executive Officer of the Company in March of 1995. As a reuslt, the financial statements have been restated from amounts previously reported. (See Note 14 to the financial statements.)

                                  RISK FACTORS

    This Prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus that are not purely historical are forward-looking statements, including without limitation, statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements in this document are based upon information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information in this Prospectus.

FASHION AND APPAREL INDUSTRY RISKS


    The apparel industry is subject to rapidly evolving fashion trends, shifting consumer demands and intense competition. The Company believes that its future success will be dependent, in part, on its ability to anticipate, identify and capitalize upon emerging fashion trends, including products, styles, fabrics and colors, and to distinguish itself within the women's apparel market. If, for any reason, the Company misinterprets the current fashion trends or consumer tastes shift and the Company fails to respond, consumer demand for bebe products and the Company's profitability and brand image could be significantly impaired. Additionally, there can be no assurance that competitors of the Company will not carry similar designs, thus undermining bebe's distinctive image and potentially having an adverse effect on the Company's financial condition and results of operations. See "Business--Merchandising."



MANAGEMENT OF INVENTORY



    Success in the apparel industry is dependent on a company's ability to manage its inventory of merchandise in proportion to the demand for such merchandise. If bebe miscalculates the consumer demand for its products it may be faced with significant excess inventory and excess fabric for some products and missed opportunities for others. Weak sales and resulting markdowns and/or write-offs could cause the Company's profitability to be significantly impaired and may have a material adverse effect on the Company's financial condition and results of operations. See "Business--Merchandising."


RISKS OF GROWTH STRATEGY

    The Company's continued growth is dependent, to a significant degree, on its ability to identify sites and open and operate new stores on a profitable basis. bebe opened 24 stores in fiscal 1995, 18 stores in fiscal 1996, 10 stores in fiscal 1997 and six stores through May 15 of fiscal 1998. The Company expects to open one new store during the remainder of fiscal 1998 and approximately 15 stores in each of fiscal 1999 and 2000. Such expansion may include the opening in selected markets of flagship stores that will be larger and more expensive to operate than existing stores. If the Company does not generate sufficient revenues from these flagship stores to cover their higher costs, the Company's financial results could be negatively affected. The success of this expansion plan is dependent upon a number of factors, including the availability of desirable locations, the successful negotiation of acceptable leases for such locations, the ability to manage the expansion of the store base, the ability to source inventory adequate to meet the needs of new stores, the ability to operate stores profitably once opened, the development of adequate management information systems to support expanded activity, the ability to recruit and retain new employees, the availability of capital, and general economic and business conditions affecting consumer confidence and spending. There can be no assurance that the Company will be able to achieve its planned expansion on a timely and profitable basis, if at all. In addition, most of the Company's new store openings in fiscal 1999 and 2000 will be in existing markets. There can be no assurance that these openings will not result in reduced net sales volumes and profitability in existing stores in those markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Growth Strategy" and "--Stores."

FUTURE RESULTS OF OPERATIONS

    Although the Company has been profitable on an annual basis for each of the past five fiscal years, profitability rates have varied widely from quarter-to-quarter and from year-to-year. In particular, in fiscal 1996, the Company experienced a significant financial downturn due to, among other things, a significant disruption in supply of the Company's key fabrication, difficulty in obtaining a replacement fabrication, certain related fashion misjudgments, failure to obtain product deliveries in a timely manner, rapid expansion of the Company's store base, and lack of sufficient controls and personnel to support such expanded activity. There can be no assurance that the Company will remain profitable in the future. Future results of operations will depend on, among other things, the number and timing of new store openings and the Company's ability to identify and capitalize upon changing fashion trends, hire and retain qualified management and other personnel, maintain appropriate inventory levels, obtain needed raw materials, identify and negotiate favorable leases for successful store locations, reduce shrinkage and control operating costs. Future results of operations will also depend on factors outside of the Company's control, such as general economic conditions, availability of third party sourcing and raw materials, and actions of competitors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Growth Strategy," "--Merchandising," "--Stores" and "--Competition."

    The Company believes that the rate of comparable store sales growth achieved in recent periods is not sustainable and expects that such growth, if any, in the current and future periods will be more moderate. Furthermore, during these recent periods of relatively high comparable store sales growth, the Company has experienced favorable merchandise margins due to strong sell-through rates and attendant low markdown rates. As comparable store sales growth moderates, the Company anticipates a decline in merchandise margins and, accordingly, a reduction in gross margins. In addition, the Company's selling, general and administrative expenses have decreased as a percentage of net sales in recent periods due in part to the rapid growth in net sales. However, the Company believes that such expenses will increase as a percentage of net sales during the current and the next several quarters as the Company makes planned investments to its infrastructure and sales growth moderates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON MANAGEMENT INFORMATION SYSTEMS

    In the past, the Company's investments in information systems have focused on its core store, merchandise and financial accounting systems. Currently, the Company's focus is on upgrading its capabilities and systems associated with its production, merchandise allocation and distribution functions, which have not kept pace with the Company's growth. The Company intends to make significant investments to improve existing management information systems and implement new systems in these areas and to implement them during fiscal 1999. There can be no assurance that these enhancements will be successfully implemented. Failure to implement and integrate such systems could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Information Services and Technology."

NEW MANAGEMENT TEAM; DEPENDENCE ON KEY PERSONNEL

    The Company is dependent upon the efforts of its key employees, particularly Manny Mashouf, the founder, Chairman, President and Chief Executive Officer. In addition, most of the Company's officers and other key personnel have joined the Company since the middle of fiscal 1996 and, therefore, have relatively little experience with the Company. None of the Company's executive officers is bound by an employment agreement, and the relationships of such officers with the Company are, therefore, at will. The Company does not have "key person" life insurance policies on any of its employees. The loss of the services of Mr. Mashouf or any of its key officers or employees could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the Company will need to hire experienced executive personnel to support the planned improvements and expansions of its business; however, there can be no assurance that the Company will be successful in hiring such personnel in a time frame necessary to manage and support its expansion plans. See "Management."

    The Company's success also depends to a significant degree on its ability to attract and retain experienced employees. There is substantial competition for experienced personnel, which the Company expects to continue. Many of the companies with which bebe competes for experienced personnel have greater financial resources than the Company. In the past, the Company has experienced significant turnover of its retail store personnel. The Company's failure to attract, motivate and retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Store Operations."

DEPENDENCE ON INDEPENDENT MANUFACTURING FACILITIES AND RAW MATERIAL SUPPLIERS

    The Company does not own any production facilities and therefore is dependent on third parties for the manufacturing of its products. Company merchandise designed by the bebe in-house design team is manufactured by independent manufacturers with raw materials purchased from independent mills and other suppliers. The Company places all of its orders for production of merchandise and raw materials by purchase order and does not have any long-term contracts with any manufacturer or supplier. The Company competes with other companies for production facilities and raw materials. In the past, particularly in fiscal 1996, the Company had difficulty obtaining needed quantities of raw materials on a timely basis because of competition with other apparel vendors for raw materials. Such failure to obtain sufficient quantities of raw materials has had an adverse effect on the Company's financial condition in the past and may in the future. Furthermore, the Company has received in the past, and may receive in the future, shipments of products from manufacturers that fail to conform to the Company's quality control standards. In such event, unless the Company is able to obtain replacement products in a timely manner, the Company may lose sales. The Company's failure to maintain favorable relationships with these production facilities and to obtain an adequate supply of quality raw materials on commercially reasonable terms could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Merchandising" and "--Sourcing, Quality Control and Distribution."

    The violation of labor or other laws by an independent manufacturer of the Company, or the divergence of an independent manufacturer's labor practices from those generally accepted as ethical in the United States, could have a material adverse effect on the Company's business, financial condition, results of operations and brand image. While the Company recently adopted a policy to monitor the operations of its independent manufacturers by having an independent firm inspect these manufacturing sites, the Company cannot control the actions of such manufacturers, and there can be no assurance that these manufacturers will conduct their businesses using ethical labor practices.

DEPENDENCE ON THIRD PARTY APPAREL MANUFACTURERS

    A significant portion of the Company's merchandise is developed in conjunction with third party apparel manufacturers and, in some cases, selected directly from these manufacturers' lines. The Company does not have long-term contracts with any third party apparel manufacturers and purchases all of the merchandise from such manufacturers by purchase order. Furthermore, the Company has received in the past, and may receive in the future, shipments of products from manufacturers that fail to conform to the Company's quality control standards. In such event, unless the Company is able to obtain replacement products in a timely manner, the Company may lose sales. There can be no assurance that third party manufacturers will not supply similar products to the Company's competitors, will not cease supplying products to the Company completely or will supply products that satisfy the Company's quality control standards. See "Business--Merchandising" and "--Sourcing, Quality Control and Distribution."

RISK OF FOREIGN SOURCING OF APPAREL

    The Company purchases its raw materials from mills and other suppliers, a significant portion of which is purchased from suppliers outside the United States, primarily in Japan. A significant portion of the manufacturing of its merchandise is sourced outside the United States, primarily in Europe and Asia. The Company is subject to the risks associated with doing business abroad. These risks include adverse fluctuations in currency exchange rates (particularly those of the U.S. dollar against certain foreign currencies), changes in import duties or quotas, the imposition of taxes or other charges on imports, the impact of foreign government regulation, political unrest, disruption or delays of shipments and changes in economic conditions in countries in which the Company's suppliers are located. The occurrence of any one or more of the foregoing could adversely affect the Company's business, financial condition and results of operations. See "Business--Sourcing, Quality Control and Distribution."

    The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries. These agreements, which have been negotiated bilaterally either under the framework established by the Arrangement Regarding International Trade in Textiles, known as the Multifiber Agreement, or other applicable treaties, impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. These agreements also allow the United States to impose restraints at any time on the importation of categories of merchandise that, under the terms of the agreements, are not currently subject to specified limits. The Company's imported products are also subject to United States customs duties which comprise a material portion of the cost of the merchandise. A substantial increase in customs duties would have an adverse effect on the Company's business, financial condition and results of operations. The United States and the countries in which the Company's products are produced or sold may, from time to time, impose new quotas, duties, tariffs, or other restrictions, or adversely adjust prevailing quota, duty, or tariff levels, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, a significant portion of the Company's foreign-supplied products is produced by manufacturing facilities in China. There have been a number of recent trade disputes between China and the United States during which the United States has threatened to impose punitive tariffs and duties on products imported from China and to withdraw China's "most favored nation" trade status. The loss of the most favored nation status for China, changes in current tariff or duty structures or the adoption by the United States of other trade polices or sanctions adverse to China could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON INTELLECTUAL PROPERTY

    The Company believes that its trademarks and other proprietary rights are important to its success and has registered "bebe" and "bebe moda" in the United States and certain foreign jurisdictions. There can be no assurance that actions taken by the Company to establish and protect its trademarks and other proprietary rights will prevent imitation of its products or infringement of its intellectual property rights by others. In addition there can be no assurance that others will not resist or seek to block the sale of the Company's products as violative of their trademark and proprietary rights.

    The Company is seeking to register its trademarks in targeted international markets which it believes represent large potential markets for the Company's products. In some of these markets, local companies currently have registered competing marks, and/or regulatory obstacles exist that may prevent the Company from obtaining a trademark for the bebe name or related names. In such countries, the Company may be unable to use the bebe name unless it purchases the right or obtains a license to use the bebe name. There can be no assurance that the Company will be able to register trademarks in such international markets, purchase the right or obtain a license to use the bebe name on commercially reasonable terms, if at all. Failure to obtain either trademark, ownership or license rights would limit the Company's ability to expand into certain international markets or enter such markets with the bebe name, and to capitalize on the value of its brand.

    The Company currently is evaluating its opportunities to expand its product offering and extend its geographic reach through licensing or joint venture arrangements. The Company has no prior experience with any such arrangements, and there can be no assurance that such arrangements will be successful. Furthermore, while the Company intends to maintain control of the presentation and pricing of bebe merchandise through the terms of any such agreement, there can be no assurance that any licensee or joint venture partner will comply with such contractual provisions. Any deviation from the terms of these contracts may have a material adverse effect on the Company's brand image. See "Business--Intellectual Property and Proprietary Rights."

SEASONALITY AND QUARTERLY FLUCTUATIONS

    The Company has experienced historically, and expects to continue to experience, quarterly fluctuations in its sales volumes and levels of profitability. The Company tends to generate larger sales and, to an even greater extent, profitability levels in the first and second quarters (which include the fall and holiday selling seasons) of its fiscal year. If for any reason sales were below seasonal norms during the first and second quarters of its fiscal year, as they were in fiscal 1996, the Company's quarterly and annual results of operations would be adversely affected. bebe's quarterly financial performance may also fluctuate widely as a result of a number of other factors such as the number and timing of new store openings, acceptance of product offerings, timing of product deliveries, actions by competitors and effectiveness of advertising campaigns. Due to these factors, the results of interim periods are not necessarily indicative of the results for the year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality of Business and Quarterly Results."

COMPETITION


    The retail and apparel industries are highly competitive and are characterized by low barriers to entry, and the Company expects competition in its markets to increase. The primary competitive factors in the Company's markets include brand name recognition, product styling, product presentation, product pricing, store ambiance, customer service and convenience. The Company competes with traditional department stores, specialty store retailers, off-price retailers and direct marketers for, among other things, raw materials, market share, retail space, finished goods, sourcing and personnel. Many of these competitors are larger and have substantially greater financial, distribution and marketing resources than the Company. Any failure to compete would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Fashion and Apparel Industry Risks" and "Business--Competition."


SENSITIVITY TO ECONOMIC CONDITIONS AND CONSUMER SPENDING

    The retail and apparel industries historically have been subject to substantial cyclical variation. A recession in the general economy or a decline in consumer spending in the apparel industry could have a material adverse effect on the Company's financial performance. Purchases of apparel and related merchandise tend to decline during recessionary periods and may decline at other times. There can be no assurance that a prolonged economic downturn would not have a material adverse impact on the Company or that the Company's customers would continue to make purchases during a recession.


CONTROL BY PRINCIPAL SHAREHOLDER


    Upon the completion of this offering, Manny Mashouf, the Chairman, President and Chief Executive Officer of the Company will beneficially own approximately 88.4% (86.9% if the Underwriters' over-allotment option is exercised) of the outstanding shares of the Company's Common Stock and as a result, acting alone, can control the election of directors of the Company and the outcome of all issues submitted to the shareholders of the Company. These factors may make it more difficult for a third party to acquire shares, may discourage acquisition bids for the Company and could limit the price that certain investors might be willing to pay for shares of Common Stock. Such concentration of stock ownership may have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal and Selling Shareholder" and "Description of Capital Stock."


POTENTIAL ANTI-TAKEOVER EFFECTS


    The Board of Directors has authority to issue up to 1,000,000 shares of Preferred Stock of the Company, $0.001 par value per share ("Preferred Stock"), and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock. The Company has no present plan to issue shares of Preferred Stock. See "Description of Capital Stock."

DEPENDENCE ON SINGLE FACILITY

    The Company currently operates a single corporate office and distribution center in Brisbane, California. Any serious disruption at this facility whether due to fire, earthquake or otherwise would have a material adverse effect on the Company's operations and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Properties."

YEAR 2000 COMPLIANCE


    Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000.



    The Company has created a Year 2000 Task Force, which is implementing a 6-phase plan with the objective of ensuring that its management information systems will record, store, process, calculate and present calendar dates falling on or after (and if applicable, spans of time including) January 1, 2000 in the same manner, and with the same functionality as it has in years prior to 2000 (collectively, "Year 2000 Compliant"). The Company believes that this 6-phase plan will be completed by October 31, 1999. There can be no assurance that this 6-phase plan will be successful or that Year 2000 Compliant issues will not arise with respect to products furnished by third party manufacturers or suppliers that may result in unforeseen costs or delays to the Company and therefore have a material adverse effect on the Company. See "Business--Information Services and Technology."


SUBSTANTIAL DILUTION

    The assumed initial public offering price is substantially higher than the net tangible book value per share of the outstanding Common Stock. As a result, purchasers of Common Stock offered hereby will incur immediate, substantial dilution in the amount of $10.28 per share based on the offering price. The Company has granted in the past a substantial number of options to purchase Common Stock to employees and directors as part of their compensation or remuneration package, and the Company expects that it will continue to grant a substantial number of options in the future. In addition, the Company adopted a stock purchase plan that will allow employees an opportunity to purchase shares below prevailing market value. The Company also may issue shares of Common Stock in connection with strategic acquisitions or alliances, which could also result in dilution to shareholders. See "Dilution."

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations among the Company, the Selling Shareholder and the Underwriters. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market at or above the initial public offering price. See "Underwriting."

    The stock market has from time to time experienced extreme price and volume volatility. In addition, the market price of the Company's Common Stock, like that of the stock of other retail and apparel companies, may be highly volatile due to certain risks inherent in the apparel industry. Factors such as quarter-to-quarter variations in the Company's net sales and earnings and changes in financial estimates by equity research analysts or other events or factors could cause the market price of the Common Stock to fluctuate significantly. Further, due to the volatility of the stock market and the prices of stocks of retail and apparel companies generally, the price of the Common Stock could fluctuate for reasons unrelated to the operating performance of the Company.

ABSENCE OF DIVIDENDS

    Following the completion of this offering, the Company intends to retain any future earnings for use in its business and, therefore, does not anticipate paying any cash dividends on Common Stock in the foreseeable future. Future dividend policy will depend on the Company's earnings, capital requirements and financial condition as well as any restrictions imposed by existing credit agreements and other factors considered relevant by the Board of Directors. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding an aggregate of 23,889,997 shares of Common Stock (based upon the number of shares outstanding as of March 31, 1998 and assuming no exercise of outstanding options or of the Underwriters' over-allotment option). Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 21,389,997 shares of Common Stock held by the existing shareholders are "restricted securities," as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act. As a result of the provisions of Rule 144 and certain contractual restrictions, no Restricted Shares will be eligible for immediate sale in the public market on the date of this Prospectus or prior to the expiration of a lock-up period pursuant to lock-up agreements or provisions under the 1997 Stock Option Plan (collectively, the "Lock-Up Arrangements") 180 days after the date of this Prospectus at which time all Restricted Shares will be eligible to be sold, subject to certain volume and other limitations under Rule 144.

    As of March 31, 1998, options to purchase 1,782,900 shares of Common Stock were outstanding and exercisable, subject to certain vesting and repurchase restrictions. The Company intends to file a registration statement on Form S-8 under the Securities Act within 90 days after the date of this Prospectus to register 2,830,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Plan and 750,000 shares reserved for issuance under the Company's 1998 Employee Stock Purchase Plan. See "Management--Stock Plans" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,250,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $13,250,000. The Company will not receive any proceeds from the sale of shares by the Selling Shareholder.


    The Company intends to use the net proceeds from this offering as follows: approximately $8.5 million for capital expenditures for new, expanded and relocated stores; approximately $1.7 million for new and enhanced management information systems; approximately $1.5 million for expansion or relocation of its corporate offices and distribution center; and the remainder for working capital and general corporate purposes. To the extent the Company receives less than the maximum anticipated net proceeds from this offering, the proceeds applied to working capital will be reduced correspondingly. The foregoing uses of the net proceeds are estimates based on current projections and are subject to change. The actual amount of the net proceeds of this offering expended for each purpose may vary significantly depending on many factors, including the timing and success of the Company's expansion efforts and the implementation of management information systems enhancements. Management will have broad discretion in the application of the net proceeds. Pending such uses, the net proceeds will be invested in investment-grade, interest bearing securities. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                DIVIDEND POLICY

    The Company currently intends to retain its earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's line of credit agreement prohibits the payment of cash dividends without the lender's prior approval.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1998 on an actual basis and on an as adjusted basis to give effect to the sale and issuance of the 1,250,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $12.00 per share and receipt and application of the estimated net proceeds (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) to the Company therefrom. See "Use of Proceeds." This table should be reviewed in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.


                                                                                            MARCH 31, 1998
                                                                                     ----------------------------
                                                                                        ACTUAL       AS ADJUSTED
                                                                                     -------------  -------------
Current portion of long-term debt..................................................  $     111,579  $     111,579
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Long-term debt (1).................................................................  $      96,302  $      96,302
Shareholders' equity:
  Preferred stock-authorized 1,000,000 shares at $0.001 par value per share; no
   shares issued and outstanding...................................................             --             --
  Common Stock-authorized 40,000,000 shares $0.001 par value; issued and outstanding 22,639,997, actual; issued and outstanding 23,889,997, as adjusted
   (2).............................................................................         22,640         23,890
  Additional paid-in capital.......................................................      5,190,610     18,439,360

  Deferred Compensation............................................................     (2,197,488)    (2,197,488)
  Retained earnings................................................................     25,345,888     25,345,888
                                                                                     -------------  -------------
    Total shareholders' equity.....................................................     28,361,650     41,611,650
                                                                                     -------------  -------------
      Total capitalization.........................................................  $  28,457,952  $  41,707,952
                                                                                     -------------  -------------
                                                                                     -------------  -------------


------------

(1) See Note 3 of Notes to Financial Statements.

(2) Excludes 1,782,900 shares issuable upon exercise of options outstanding at March 31, 1998 at a weighted average exercise price of $2.29 per share. See "Management--Stock Plans."

                                    DILUTION

    As of March 31, 1998, the Company's net tangible book value was approximately $27,808,000, or $1.23 per share of Common Stock, based on 22,639,997 shares of Common Stock outstanding. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 1,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the as adjusted net tangible book value of the Company as of March 31, 1998 would have been approximately $41,058,000, or $1.72 per share. This represents an immediate increase in net tangible book value of $0.49 per share of Common Stock to existing shareholders and an immediate dilution in net tangible book value of $10.28 per share to investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.......................................             $   12.00
  Net tangible book value per share as of March 31, 1998..............................  $    1.23

  Increase in net tangible book value per share attributable to new investors.........       0.49
                                                                                        ---------
Net tangible book value per share after offering......................................                  1.72
                                                                                                   ---------
Dilution per share to new investors...................................................             $   10.28
                                                                                                   ---------
                                                                                                   ---------

    The following table summarizes, as adjusted as of March 31, 1998, with respect to existing shareholders and the new investors in this offering, a comparison of the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total cash consideration paid, the percentage of total cash consideration paid and the average price per share.


                                   SHARES PURCHASED (1)        TOTAL CONSIDERATION
                                 -------------------------  --------------------------  AVERAGE PRICE
                                    NUMBER       PERCENT       AMOUNT        PERCENT      PER SHARE
                                 ------------  -----------  -------------  -----------  -------------
Existing shareholders..........    22,639,997        94.8%  $   2,488,250        14.2%    $    0.11
New investors..................     1,250,000         5.2      15,000,000        85.8         12.00
                                 ------------       -----   -------------       -----
                                   23,889,997       100.0%  $  17,488,250       100.0%
                                 ------------       -----   -------------       -----
                                 ------------       -----   -------------       -----


------------


(1) Sales by the Selling Shareholder in this offering will cause the number of shares held by existing shareholders to be reduced to 21,389,997 shares, or 89.5% (21,014,997 shares, or 88.0%, if the Underwriters' over-allotment option is exercised in full), of the total number of shares of Common Stock to be outstanding after this offering, and will increase the number of shares held by new investors to 2,500,000 shares, or 10.5% (2,875,000 shares, or 12.0%, if the Underwriters' over-allotment option is exercised in full), of the total number of shares of Common Stock to be outstanding after this offering. See "Principal and Selling Shareholder."


    The calculation of net tangible book value and other computations above assume no exercise of outstanding options. As of March 31, 1998, 1,782,900 shares of Common Stock were issuable upon exercise of outstanding stock options that were immediately exercisable upon grant at a weighted average exercise price of $2.29 per share. To the extent the outstanding options are exercised, there will be further dilution to new investors. See "Management--Stock Plans" and "Shares Eligible for Future Sale."

                     SELECTED FINANCIAL AND OPERATING DATA


    The following selected financial data of the Company is qualified by reference to, and should be read in conjunction with, the Financial Statements and Notes thereto and the other financial information appearing elsewhere in this Prospectus. The following selected statements of operations data for the years ended June 30, 1995, 1996 and 1997 (as restated) and the nine-month period ended March 31, 1998 and the balance sheet data as of June 30, 1995, 1996 and 1997 (as restated) and March 31, 1998 are derived from the financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent auditors, and, except for the balance sheet data as of June 30, 1995, are included elsewhere in this Prospectus. The statements of operations data for the years ended June 30, 1993 and 1994 and the balance sheet data as of June 30, 1993 and 1994 are derived from the unaudited financial statements of the Company. The selected statement of operations data for the nine-month period ended March 31, 1997 and the balance sheet data as of March 31, 1997 (as restated), have been derived from the unaudited financial statements of the Company. In the opinion of management, all adjustments, consisting of only normal recurring accruals, considered necessary for a fair presentation have been made. These historical results are not necessarily indicative of results to be expected in the future.



                                                                                                         NINE MONTHS ENDED
                                                              FISCAL YEAR ENDED JUNE 30,                     MARCH 31,
                                                 -----------------------------------------------------  --------------------
                                                   1993       1994       1995       1996       1997       1997       1998
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                   (AS RESTATED) (4)
                                                                       ------------------------------------------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net sales......................................  $  18,077  $  32,603  $  65,411  $  71,563  $  95,086  $  68,397  $ 108,072
Cost of sales, including buying and
  occupancy....................................      9,606     17,222     32,653     44,701     53,969     40,300     53,758
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit...................................      8,471     15,381     32,758     26,862     41,117     28,097     54,314
Selling, general and administrative expenses...      7,745     13,015     23,134     26,353     32,649     22,562     33,559
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from operations.........................        726      2,366      9,624        509      8,468      5,535     20,755
Interest and other expenses (income), net......         59        128         87        392       (128)      (209)      (502)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before income taxes...................        667      2,238      9,537        117      8,596      5,744     21,257
Provision (benefit) for income taxes...........        263        912      4,052        (10)     3,218      2,144      8,715
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings...................................  $     404  $   1,326  $   5,485  $     127  $   5,378  $   3,600  $  12,542
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic earnings per share (1)...................  $    0.02  $    0.06  $    0.24  $    0.01  $    0.24  $    0.16  $    0.55
Diluted earnings per share (1).................  $    0.02  $    0.06  $    0.24  $    0.01  $    0.24  $    0.16  $    0.53
Basic weighted average shares outstanding
  (1)..........................................     22,640     22,640     22,640     22,640     22,640     22,640     22,640
Diluted weighted average shares outstanding
  (1)..........................................     22,640     22,640     22,640     22,640     22,651     22,640     23,705

SELECTED OPERATING DATA:
Number of stores:
  Opened during period.........................         11          8         24         18         10          7          5
  Closed during period.........................          0          0          0         (1)         0          0         (3)
  Open at end of period........................         24         32         56         73         83         80         85
Net sales per average store (2)................  $     958  $   1,155  $   1,480  $   1,065  $   1,211  $     884  $   1,268
Comparable store sales increase (decrease)
  (3)..........................................       18.7%      29.5%      35.4%     (16.5)%      18.0%      11.3%      43.5%



                                                                     AS OF JUNE 30,                        AS OF MARCH 31,
                                                  -----------------------------------------------------  --------------------
                                                    1993       1994       1995       1996       1997       1997       1998
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                    (AS RESTATED) (4)
                                                                        ------------------------------------------
BALANCE SHEET DATA:
Working capital.................................  $     487  $   2,639  $   2,722  $   5,462  $   8,275  $   6,482  $  20,201
Total assets....................................      5,054     11,076     19,239     22,005     29,109     25,078     46,220
Long-term debt, including current portion.......        500        500        321      3,680        320        157        208
Shareholders' equity............................      1,773      4,577      9,778      9,914     15,295     13,514     28,362


------------

(1) See Notes 1, 9 and 12 of Notes to Financial Statements for the method used to calculate earnings per share amounts.

(2) Based on the sum of average monthly sales per open store for the period.

(3) Based on net sales; stores are considered comparable beginning on the first day of the first month following the first anniversary of their opening.


(4) Subsequent to the issuance of the Company's financial statements for the nine-month period ended March 31, 1998, the Company's management determined that an error had been made in the method of accounting for the purchase of residential property from the Chairman, President and Chief Executive Officer of the Company in March of 1995. As a reuslt, the financial statements have been restated from amounts previously reported. (See Note 14 to the financial statements.)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. The following section is qualified in its entirety by the more detailed information, including "Risk Factors," and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

OVERVIEW

    bebe designs, develops and produces a distinctive line of contemporary women's apparel and accessories, which it markets under the bebe and bebe moda brand names through its 85 specialty retail stores located in 21 states. The Company's stores average approximately 2,700 square feet and are located primarily in regional shopping malls, and in several cases, free-standing street locations. bebe's broad product offering includes suits, tops, pants, skirts, dresses, logo and other activewear, outerwear, and handbags and other accessories. Much of the Company's merchandise is designed and developed in-house and manufactured to its specifications. The balance is developed primarily in conjunction with third party apparel manufacturers or, in some cases, selected directly from these manufacturers' lines.


    The Company's net sales have grown from $18.1 million in fiscal 1993 to $95.1 million in fiscal 1997, representing a compounded average growth rate of 51.4%. After building a strong suiting business in the early 1990's, in fiscal 1995 the Company achieved $65.4 million in net sales with an operating margin of 14.7% and strong comparable store sales growth. However, the Company was vulnerable because of its dependence on a narrow product line emphasizing suiting in a limited selection of fabrics and because it had not developed an adequate infrastructure to keep pace with the growth of its business. During fiscal 1996, the Company experienced a significant financial downturn due primarily to a shift in consumer demand away from suits and its signature wool crepe fabric. As the Company endeavored to meet this shift in consumer demand, it experienced difficulties in obtaining replacement merchandise in desired fabrics and colors in a timely manner and made certain related fashion misjudgments. In addition, the rapid expansion of the Company's store base during the previous fiscal year without sufficient controls or personnel to support such expansion magnified this downturn. Together, these factors led to a significant decline in the Company's comparable store sales of 16.5%, as well as a decline in operating margins related to a higher incidence of markdowns.


    In response to the difficulties encountered in fiscal 1996, bebe has strengthened significantly its management team and has begun implementing several strategic initiatives which management believes have contributed to its recent strong performance and positioned it to support significant new store growth over the next several years. These initiatives were directed to all aspects of the Company's operations, particularly the merchandising, planning, manufacturing and distribution functions. Primarily as a result of these management team additions and strategic initiatives implemented beginning at the end of fiscal 1996, the Company has experienced a significant improvement in performance. In particular, the Company's net sales grew from $71.6 million in fiscal 1996 to $95.1 million in fiscal 1997, an increase of 32.8%, due in part to an increase in comparable store sales of 18.0%. In addition, the Company's income from operations grew from 0.7% of net sales to 8.9% during the same period. Furthermore, for the nine months ended March 31, 1998, the Company's net sales reached $108.1 million, an increase of 58.0%, compared to the same nine-month period in fiscal 1997, and its income from operations increased from 8.1% of net sales to 19.2%.

    The Company's comparable store sales growth per quarter for the fiscal quarter ended March 31, 1997 through the fiscal quarter ended March 31, 1998 was 18.2%, 38.6%, 53.7%, 46.4% and 32.0%, respectively. The Company believes that the rate of comparable store sales growth achieved in recent periods is not sustainable and expects that such growth, if any, in the current and future periods will be more moderate. Furthermore, during these recent periods of relatively high comparable store sales growth, the Company has experienced favorable merchandise margins due to strong sell-through rates and attendant low markdown rates. As comparable store sales growth moderates, the Company anticipates a decline in merchandise margins and accordingly a reduction in gross margins. In addition, the Company's selling, general and administrative expenses have decreased as a percentage of net sales in recent periods due in part to the rapid growth in net sales. However, the Company believes that such expenses will increase as a percentage of net sales during the next several quarters as the Company makes planned investments to its infrastructure and sales growth moderates.

    The Company's fiscal year ends on June 30 of each calendar year.

RESULTS OF OPERATIONS

    The following table sets forth certain financial data as a percentage of net sales for the periods indicated:


                                                                                         NINE MONTHS
                                                      FISCAL YEAR ENDED JUNE 30,            ENDED
                                                                                          MARCH 31,
                                                    -------------------------------  --------------------
                                                      1995       1996       1997       1997       1998
                                                    ---------  ---------  ---------  ---------  ---------
                                                                 (AS RESTATED)(3)
                                                    ------------------------------------------
STATEMENTS OF OPERATIONS DATA:
Net sales.........................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales, including buying and occupancy
  (1).............................................       49.9       62.5       56.8       58.9       49.7
                                                    ---------  ---------  ---------  ---------  ---------
Gross profit......................................       50.1       37.5       43.2       41.1       50.3
Selling, general and administrative expenses
  (2).............................................       35.4       36.8       34.3       33.0       31.1
                                                    ---------  ---------  ---------  ---------  ---------
Income from operations............................       14.7        0.7        8.9        8.1       19.2
Interest and other expenses (income), net.........        0.1        0.5       (0.1)      (0.3)      (0.5)
                                                    ---------  ---------  ---------  ---------  ---------
Earnings before income taxes......................       14.6        0.2        9.0        8.4       19.7
Provision (benefit) for income taxes..............        6.2         --        3.3        3.1        8.1
                                                    ---------  ---------  ---------  ---------  ---------
Net earnings......................................        8.4%       0.2%       5.7%       5.3%      11.6%
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------
Comparable store sales increase (decrease)........       35.4%     (16.5%)      18.0%      11.3%      43.5%

Stores opened during the period...................         24         18         10          7          5
Stores closed during the period...................          0         (1)         0          0         (3)
Stores open at the end of the period..............         56         73         83         80         85


---------


(1) Cost of sales includes the cost of merchandise, store occupancy costs and buying costs.



(2) Selling, general and administrative expenses primarily consist of non-occupancy store costs, corporate overhead and advertising costs.



(3) See Note 14 to the financial statements.


NINE MONTHS ENDED MARCH 31, 1998 AND 1997

    NET SALES. Net sales increased to $108.1 million during the nine-month period ended March 31, 1998 from $68.4 million for the same nine-month period in fiscal 1997, an increase of $39.7 million, or 58.0%. Of this increase, $29.5 million was attributable to the 43.5% increase in comparable store sales, and $10.2 million was attributable to stores not included in the comparable store sales base. The increase in comparable store sales was attributable to a broader product line offering, strong consumer acceptance of the product line and improvements in the operational aspects of the Company's business.


    GROSS PROFIT. Gross profit, which includes the cost of merchandise, buying and occupancy, increased to $54.3 million during the nine-month period ended March 31, 1998 from $28.1 million for the same period in fiscal 1997, an increase of $26.2 million, or 93.2%. As a percentage of net sales, gross profit increased to 50.3% during the nine-month period ended March 31, 1998 from 41.1% during the same nine-month period in fiscal 1997. The increase in gross profit as a percentage of net sales resulted from higher initial markups and lower markdowns associated with higher sell-through rates, as well as reduced occupancy costs as a percentage of net sales resulting from higher average store sales. In addition, during the nine-month period ended March 31, 1998, the Company reviewed its fabric inventory and, for fabrics not directly associated with planned garment production orders, the Company took a charge against cost of sales and increased its inventory valuation allowance by $1.5 million to reflect more appropriately the net realizable value of such fabrics. The Company believes that the gross margins attained during this most recent nine-month period are not sustainable and that gross margins will likely be lower in the current and future periods.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, which primarily consist of non-occupancy store costs, corporate overhead and advertising costs, increased to $33.6 million during the nine-month period ended March 31, 1998 from $22.6 million for the same nine-month period in fiscal 1997, an increase of $11.0 million, or 48.7%. As a percentage of net sales, these expenses decreased to 31.1% during the nine-month period ended March 31, 1998 from 33.0% during the same nine-month period in fiscal 1997. This reduction as a percentage of net sales was largely a result of economies of scale related to the net sales increases offset in part by an increase in advertising expenses as a percentage of net sales. For the nine-month period ended March 31, 1998, advertising expense was $4.7 million, or 4.3% of net sales, compared to $1.8 million, or 2.6% of net sales, for the same nine-month period in fiscal 1997. The Company currently plans to maintain approximately the same level of advertising as a percentage of net sales in the future. The Company has recorded deferred compensation of $2.8 million in connection with option grants in June 1997, of which $528,000 was charged to expense in the nine-month period ended March 31, 1998. The remaining deferred compensation expense will be amortized over the vesting period of the options. See Note 9 of Notes to Financial Statements.



    INTEREST AND OTHER EXPENSE (INCOME), NET. The Company generated $502,000 of interest and other income (net of other expenses) during the nine-month period ended March 31, 1998 as compared to $209,000 for the same nine-month period in fiscal 1997. The Company had no borrowings under its line of credit during the nine months ended March 31, 1998 due to increases in average cash balances arising from its improved operating results compared to net borrowing in the same nine-month period in fiscal 1997.



    PROVISION (BENEFIT) FOR INCOME TAXES. The effective tax rate for the nine-month period ended March 31, 1998 was 41.0% as compared to 37.4% in the same nine-month period in fiscal 1997. The higher effective tax rate for the nine-month period ended March 31, 1998 was primarily attributable to a higher applicable federal tax rate and greater profitability in high tax rate states. See Note 6 of Notes to Financial Statements.


YEARS ENDED JUNE 30, 1997 AND 1996

    NET SALES. Net sales increased to $95.1 million in fiscal 1997 from $71.6 million in fiscal 1996, an increase of $23.5 million, or 32.8%. Of this increase, $12.7 million was attributable to an 18.0% increase in comparable store sales, and $10.8 million was attributable to stores not included in the comparable store sales base. The increase in comparable sales was attributable to a broader product line offering, strong consumer acceptance of the product line and improvements in the operational aspects of the business.


    GROSS PROFIT. Gross profit increased to $41.1 million in fiscal 1997 from $26.9 million in fiscal 1996, an increase of $14.2 million, or 52.8%. As a percentage of net sales, gross profit increased to 43.2% in fiscal 1997 from 37.5% in fiscal 1996. The increase in gross profit as a percentage of net sales resulted from higher initial markups and lower markdowns associated with higher sell-through rates, as well as reduced occupancy costs as a percentage of net sales resulting from higher average store sales. In addition, during fiscal 1997, the Company reviewed its fabric inventory and, for fabrics not directly associated with planned garment production orders, the Company took a charge against cost of goods sold and increased its inventory valuation allowance by $442,000 to reflect more appropriately the net realizable value of such fabrics.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $32.6 million in fiscal 1997 from $26.4 million in fiscal 1996, an increase of $6.2 million, or 23.5%. As a percentage of net sales, these expenses decreased to 34.3% in fiscal 1997 from 36.8% in fiscal 1996. This reduction as a percentage of net sales was largely due to economies of scale related to the net sales increases offset in part by expenses related to additions to the management team and an increase in advertising expenses as a percentage of net sales. In June of 1997, the Company completed a review of its entire store base. As a result, the Company established an impairment reserve for fixed assets (equipment and improvements) related to certain underperforming stores in the amount of $272,000.



    INTEREST AND OTHER EXPENSE (INCOME), NET. The Company generated $128,000 of interest and other income (net of other expenses) in fiscal 1997 as compared to $392,000 of net interest and other expense in fiscal 1996. This increase of $520,000 was due to the gain on sale of property and reduced borrowing needs as a result of net cash generated from operations in fiscal 1997 as compared to fiscal 1996.

    PROVISION (BENEFIT) FOR INCOME TAXES. The Company's effective tax rate was 37.4% for fiscal 1997 compared to a tax benefit for fiscal 1996. See Note 6 of Notes to Financial Statements.


YEARS ENDED JUNE 30, 1996 AND 1995

    NET SALES. Net sales increased to $71.6 million in fiscal 1996 from $65.4 million in fiscal 1995, an increase of $6.2 million, or 9.5%. Of this increase, $16.7 million was attributable to stores not included in the comparable store sales base. This increase was offset significantly by a 16.5% decline in comparable store sales. The decline in comparable store sales was due to, among other things, lower sell-through of the Company's merchandise related to changing consumer trends, a significant disruption in supply of the Company's key fabrication, difficulty in obtaining replacement fabrication of similar appeal in desired colors in a timely manner, certain related fashion misjudgments and failure to manage product deliveries in order to obtain merchandise in a timely manner.

    GROSS PROFIT. Gross profit decreased to $26.9 million in fiscal 1996 from $32.8 million in fiscal 1995, a decrease of $5.9 million, or 18.0%. As a percentage of net sales, gross profit decreased to 37.5% in fiscal 1996 from 50.1% in fiscal 1995. The decrease in gross profit as a percentage of net sales primarily resulted from the decrease in comparable store sales that led to a high level of markdowns. In addition, the Company experienced increased occupancy costs as a percentage of net sales related to the decline in average store sales combined with the significant growth of the Company's store base.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $26.4 million in fiscal 1996 from $23.1 million in fiscal 1995, an increase of $3.3 million, or 14.3%. As a percentage of net sales, these expenses increased to 36.8% in fiscal 1996 from 35.4% in fiscal 1995. This increase as a percentage of net sales is primarily related to the decline in average store sales.


    INTEREST AND OTHER EXPENSE (INCOME), NET. Net interest and other expense increased to $392,000 in fiscal 1996 from $87,000 in fiscal 1995, an increase of $305,000 as a result of increased net borrowings required to fund operations.


    PROVISION (BENEFIT) FOR INCOME TAXES. The Company realized a tax benefit in fiscal 1996 as a result of minimal taxable earnings offset by certain tax credits compared to an effective tax rate of 42.5% for fiscal 1995 associated with greater taxable earnings in fiscal 1995. See Note 6 of Notes to Financial Statements.

SEASONALITY OF BUSINESS AND QUARTERLY RESULTS

    The Company's business varies with general seasonal trends that are characteristic of the retail and apparel industries. As a result, the Company generates a disproportionate amount of its annual net sales in the first half of its fiscal year (which includes the fall and holiday selling seasons) compared to the second half of its fiscal year. If for any reason the Company's sales were below seasonal norms during the first half of its fiscal year, as they were in fiscal 1996, the Company's annual operating results would be affected adversely. Because of the seasonality of the Company's business, results for any quarter are not necessarily indicative of results that may be achieved for a full fiscal year.

    The following table sets forth certain unaudited statements of operations data for each of the five quarters ended March 31, 1998, as well as such data expressed as a percentage of the Company's total net sales for the periods indicated. This data has been derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of such information when read in conjunction with the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.


                                                                       FISCAL QUARTER ENDED
                                           -----------------------------------------------------------------------------
                                                                             SEPT. 30,
                                                            JUNE 30, 1997      1997       DEC. 31, 1997  MARCH 31, 1998
                                                            -------------  -------------  -------------  ---------------
                                           MARCH 31, 1997
                                           ---------------
                                                 (AS
                                            RESTATED)(1)
                                           ---------------
                                                              ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net sales................................     $  23,146       $  26,689      $  31,218      $  43,558       $  33,296
Gross profit.............................         9,228          13,020         15,653         22,413          16,248
Selling, general and administrative
  expenses...............................         7,742          10,086          9,382         13,183          10,994
Income from operations...................         1,486           2,934          6,271          9,230           5,254
Earnings before income taxes.............         1,852           2,852          6,439          9,374           5,444
Net earnings.............................         1,174           1,778          3,797          5,523           3,222

Basic earnings per share.................     $    0.05       $    0.08      $    0.17      $    0.24       $    0.14
Diluted earnings per share...............     $    0.05       $    0.08      $    0.16      $    0.23       $    0.13

AS A PERCENTAGE OF NET SALES:
Net sales................................         100.0%          100.0%         100.0%         100.0%          100.0%
Gross profit.............................          39.9            48.8           50.1           51.5            48.8
Selling, general and administrative
  expenses...............................          33.4            37.8           30.1           30.3            33.0
Income from operations...................           6.4            11.0           20.1           21.2            15.8
Earnings before income taxes.............           8.0            10.7           20.6           21.5            16.4
Net earnings.............................           5.1             6.7           12.2           12.7             9.7

OPERATING DATA:
Comparable store sales increase..........          18.2%           38.6%          53.7%          46.4%           32.0%
Stores open at end of period.............            80              83             83             85              85


------------


(1) See Note 14 to the financial statements.


LIQUIDITY AND CAPITAL RESOURCES

    During the first nine months of fiscal 1998, and the preceding three years, bebe has satisfied its cash requirements principally through cash flow from operations, borrowings under its revolving lines of credit and term loans. Primary uses of cash have been to purchase merchandise inventory, fund the construction of new stores and to remodel and renovate stores.

    The Company's working capital requirements vary widely throughout the year and generally peak in the first and second fiscal quarters. At March 31, 1998, the Company had approximately $22.7 million of cash and cash equivalents on hand. In addition, the Company had a revolving line of credit, under which it could borrow or issue letters of credit up to a combined total of $7.0 million. As of March 31, 1998, there were no borrowings under the line of credit and letters of credit outstanding totaled $697,000.

    Net cash provided by operating activities in fiscal 1997 was $13.0 million, while net cash used by operating activities was $2.2 million in fiscal 1996. In fiscal 1995, net cash provided by operating activities was $8.9 million. The increase in cash provided by operating activities in fiscal 1997 compared to 1996 was primarily the result of increases in income from operations. The increase in cash used by operating activities in 1996 compared to 1995 was primarily a result of reduced income from operations.

    Net cash used by investing activities was $1.0 million, $1.5 million and $6.9 million in fiscal 1997, 1996 and 1995, respectively. The primary use of these funds was for the opening of new stores and, to a lesser degree, the implementation of new computer systems within the stores and the corporate office. In addition, in fiscal 1995, the Company incurred approximately $540,000 in tenant improvement costs in connection with the lease of new corporate offices.

    The Company expects to make substantial capital expenditures in connection with the opening and expansion of stores, the implementation of new systems to support store and corporate office functions and the expansion or relocation of its corporate offices and distribution center. The Company estimates that capital expenditures will be between $3.5 million and $4.5 million in fiscal 1998, of which approximately $1.5 million had been expended as of December 31, 1997, and will be between $9.0 million and $11.0 million in fiscal 1999. The Company opened six new stores through May 15 of fiscal 1998 and expects to open one additional store during the remainder of fiscal 1998. The Company also expects to open approximately fifteen stores in each of fiscal 1999 and 2000, the majority of which will be in existing markets. During fiscal 1997, new store construction costs (before tenant allowances) averaged $304,000. The average gross inventory investment was $108,000 while pre-opening costs, which are expensed as incurred, averaged approximately $12,500 per store. The average total cost to build new stores will vary in the future, depending on various factors, including local construction expenses, changes in store format and design and tenant improvement allowances.

    Net cash used by financing activities was $4.6 million in fiscal 1997 while net cash provided by financing activities was $4.3 million in fiscal 1996. In fiscal 1995, net cash used by financing activities was $1.6 million. Net cash used by financing activities in fiscal 1997 primarily related to the repayment of the term note and revolving line of credit. In fiscal 1996, net cash provided by financing activities was related to proceeds from the term note and drawdowns under the revolving line of credit. Net cash used by financing activities in fiscal 1995 related to the paydown of amounts outstanding under the revolving line of credit and repayment of the long term note payable to the Company's then sole shareholder.

    The Company believes that its cash on hand, together with its cash flow from operations and the net proceeds to the Company from this offering, will be sufficient to meet its capital and operating requirements through fiscal 1999. The Company's future capital requirements, however, will depend on numerous factors, including without limitation, the size and number of new and expanded stores, investment costs for management information systems, potential acquisitions and/or joint ventures, and future results of operations.

YEAR 2000 COMPLIANCE

    The Company has created a Year 2000 Task Force, which is implementing a 6-phase plan with the objective of ensuring that its management information systems will record, store, process, calculate and present calendar dates falling on or after (and if applicable, spans of time including) January 1, 2000 in the same manner, and with the same functionality as it has in years prior to 2000. The costs associated with the implementation of this 6-phase plan are expected to be approximately $400,000 to $600,000 during fiscal 1998 and 1999. However, there can be no assurance that this 6-phase plan will be successful or that the estimated costs associated with its implementation will not materially exceed current estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, REPORTING COMPREHENSIVE INCOME, and SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 130 requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Adoption of these statements will not have a material impact on the Company's financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted.

INFLATION

    The Company does not believe that inflation has had a material effect on results of operations for the past three fiscal years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

                                    BUSINESS

    The following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. The following section is qualified in its entirety by the more detailed information, including "Risk Factors," and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

COMPANY OVERVIEW

    bebe designs, develops and produces a distinctive line of contemporary women's apparel and accessories, which it markets under the bebe and bebe moda brand names exclusively through its 85 specialty retail stores located in 21 states. While bebe attracts a broad audience, the Company's target customers are 18 to 35 year-old women who seek current fashion trends interpreted to suit their lifestyle needs. The "bebe look," with an unmistakable hint of sensuality, appeals to a hip, sophisticated, body-conscious woman who takes pride in her appearance. The bebe customer is a discriminating consumer who demands value in the form of quality at a competitive price. bebe's broad product offering includes suits, tops, pants, skirts, dresses, logo and other activewear, outerwear, and handbags and other accessories. Much of the Company's merchandise is designed and developed in-house and manufactured to its specifications. The balance is developed primarily in conjunction with third party apparel manufacturers or, in some cases, selected directly from these manufacturers' lines.

    Founded by Manny Mashouf, the Company's current Chairman, President and Chief Executive Officer, bebe opened its first store in San Francisco, California in 1976 and grew to 73 stores by the end of fiscal 1996. Since the end of fiscal 1996, bebe has significantly strengthened its management team and has begun implementing several strategic initiatives which management believes have contributed to its recent strong performance and positioned it to support significant new store growth over the next several years. These initiatives were directed to all aspects of the Company's operations and in particular the merchandising, planning, manufacturing and distribution functions. The Company's merchandising initiatives focused primarily on expansion of its product line to include a broader array of tops, pants, dresses, accessories and logo items. While the Company's traditional bebe product offering spoke to the "nine to five" needs of a young professional woman, the expanded product line provides head-to-toe lifestyle dressing at a competitive price that easily adapts from day into evening. Additionally, the logo portion of the product line, which highlights the bebe logo on a variety of active and casual styles, enhances brand awareness while providing younger, "aspirational" customers an entry to the bebe product line at lower price points. The strategic initiatives relating to the planning, manufacturing and distribution functions primarily involve the implementation of more sophisticated procedures and a more disciplined approach to the operational aspects of the business.

    bebe reinforces its brand with a distinctive lifestyle image advertising campaign, using prominent fashion photographers. The Company believes that its emphasis on non-product specific lifestyle advertising promotes brand awareness and attracts customers who are intrigued by the playfully sensual and evocative imagery. The images are communicated to consumers through a variety of vehicles including fashion magazines, bus shelters, in-store displays and customer mailings. The Company further enhances the bebe brand image by designing its stores to create an upscale, inviting, boutique environment.

OPERATING STRATEGY

    While the market for women's apparel is extremely large, the Company believes that the distinctive, contemporary, bebe point-of-view addresses an underserved market segment and presents the Company with opportunities for future growth. The Company's objective is to become a global brand, offering quality merchandise that enhances the spirit and playful sensuality of the contemporary woman. The principal elements of the Company's operating strategy to achieve this objective are as follows:

    - PROVIDE DISTINCTIVE FASHION THROUGHOUT A BROAD PRODUCT LINE. bebe merchandisers take their fashion inspiration from throughout the world, interpreting contemporary ideas for silhouettes, fabrications and colors into products and styles to meet the everyday lifestyle needs of the bebe customer. While many of the Company's styles and products are represented season after season with variations in color, fabric or trim, its merchandisers are committed to bringing newness into the merchandise mix in response to emerging trends. bebe's product lines are carefully planned to represent a broad array of sleek, fashionable goods, with particular emphasis on career wear, related separates and day-into-evening styles. The bebe product line is further supported by a broad selection of accessories that help bebe customers create a distinctive ensemble, while logo-embellished items provide an entry point for younger, aspirational customers.

    - VERTICALLY INTEGRATE DESIGN, PRODUCTION, MERCHANDISING AND RETAIL FUNCTIONS. The Company believes that its vertical integration of processes from design to market coupled with its financial discipline enable it to produce distinctive quality merchandise of exceptional value. Once a line is conceived by the merchandise team, bebe maintains flexibility in its sourcing by subcontracting production of its own designs, developing exclusive products in conjunction with third party apparel manufacturers, or selecting merchandise directly from these manufacturers' lines. This approach also enables the Company to respond quickly to changing fashion trends, while reducing its risk of excess inventory.

    - MANAGE MERCHANDISE MIX. The Company believes that a disciplined approach to merchandising and a proactive inventory management program is critical to its success. By actively monitoring sell-through rates and managing the mix of categories and products in its stores, the Company believes it is able to respond to emerging trends in a timely manner; minimize its dependence on any particular category, style or fabrication; and preserve a balanced, coordinated presentation of merchandise within each store.

    - CONTROL DISTRIBUTION OF MERCHANDISE. bebe believes that its brand image is greatly enhanced by distributing its products exclusively through bebe stores. This controlled distribution strategy enables the Company to display the full assortment of its products, control the pricing, visual presentation and flow of goods, test new products and reinforce the brand's identity in the eyes of its customers.

    - ENHANCE BRAND IMAGE. Through an edgy, high-impact, visual advertising campaign utilizing print, outdoor, in-store and direct mail communication vehicles, the Company attracts customers who are intrigued by the playfully sensual and evocative imagery of the bebe lifestyle. The Company also offers a line of merchandise branded with the distinctive bebe logo to increase brand awareness. Within its stores, the Company seeks to create an upscale, inviting, boutique environment that further enhances the bebe brand and builds customer loyalty and demand for bebe merchandise. Furthermore, the Company trains bebe sales associates to be responsive and knowledgeable and encourages them to reflect the bebe image.

GROWTH STRATEGY

    bebe's objective is to grow its operations in a controlled manner, primarily through the opening of new stores. After intentionally slowing its store expansion in fiscal 1997 and 1998 while implementing strategic initiatives begun in fiscal 1996, the Company believes it is now positioned to accelerate its store opening program. With seven stores planned for opening in fiscal 1998, six of which have been opened to date, the Company currently plans to open approximately 15 stores in each of fiscal 1999 and 2000, the majority of which will be in existing markets. In addition to its domestic expansion, the Company is considering international expansion primarily through licensing arrangements and has entered into a license agreement with a company in Mexico. Additionally, the Company continually reviews its store base and has identified four underperforming stores that it is considering closing prior to the end of fiscal 1999.

    In addition, the Company plans to grow through product line extensions, introduction of new product categories, such as intimate apparel and incremental operational improvements. The Company has recently hired a Vice President of Licensing to explore opportunities for licensing the bebe name for the development of product line extensions or new product categories that may include eyewear, footwear and swimwear.


    To support the introduction of new product categories in recent years as well as to handle higher sales volumes, the Company has developed a store prototype that is larger than the average of 2,700 square feet for the Company's existing stores. The Company's new store prototype is approximately 3,000 to 5,000 square feet, although in certain selected markets the Company may open larger stores. As opportunities arise, the Company also may expand certain existing stores.

MERCHANDISING

    The Company's merchandising strategy is to provide current, timely fashions in a broad array of categories to suit the lifestyle needs of its customers. All of the Company's merchandise is marketed under the bebe or bebe moda brand names. Much of this merchandise is designed and developed in-house and manufactured to the Company's specifications. The balance is developed primarily in conjunction with third party apparel manufacturers or, in some cases, selected directly from these manufacturers' lines.

    PRODUCT CATEGORIES. After building a strong suiting business in the early 1990's, the Company diversified its product line in response to a decrease in demand for its suiting in fiscal 1996. The Company significantly increased the breadth of its product offerings by expanding categories such as related separates, dresses, leather, logo and accessories and began to plan and monitor its business by product classifications during fiscal 1997 and 1998. As volume has increased in these expanded categories, the Company's dependence on suiting has declined. While each category's contribution as a percentage of total net sales varies seasonally, each of the product classifications is represented throughout the year.


    bebe regularly evaluates new categories that may be appropriate for introduction and is currently producing an intimate apparel product line which the Company plans to introduce into stores in the fall of 1998. Additionally, the Company believes opportunities exist for other new product categories such as eyewear, swimwear and footwear, although these categories are not currently under development.


    PRODUCT DEVELOPMENT. The Company takes a disciplined approach to the product development process. The goal of this approach is to allow its merchants to gain as much information as possible concerning product sell-through and current fashion trends before making fabric or product purchase commitments. The process is controlled by a detailed product development calendar which highlights key color selection, fabric order, pattern development and production order deadlines. The deadlines are established to ensure an adequate flow of inventory into the stores. While the product development calendar is established on a seasonal basis, commitments are made semi-monthly based on current sales and fashion trends thereby enhancing the Company's ability to react promptly to customer demand. In collaboration with the merchandising teams, designers continuously develop new styles to be presented at monthly product review and selection meetings. Styles presented at these meetings incorporate variations on existing styles in an effort to capitalize further on the more popular silhouettes or, to a lesser extent, entirely new styles and fabrications that respond to emerging trends or customer preferences.

    In addition, the product development process is supported by a detailed merchandising plan. This merchandising plan includes sales, inventory and profitability targets for each product classification and is reconciled with the Company's store sales plan, a compilation of individual store sales projections. On a semi-monthly basis, the merchandising plan is updated to reflect current sales and inventory trends and distributed throughout the merchandising department. The updated merchandising plan is used to adjust production orders as needed to meet inventory and sales targets. If bebe miscalculates consumer demand for its products, it may be faced with significant excess inventory and fabric for some products and missed opportunities for others. Weak sales and resulting markdowns could cause the Company's profitability to be impaired.

MARKETING

    The Company in recent years initiated an extensive image advertising program which addresses the lifestyles and aspirations of its target customers. Through an edgy, high-impact, visual advertising campaign, the Company attracts customers who are intrigued by the playfully sensual and evocative imagery. The Company believes that its emphasis on non-product specific lifestyle advertising promotes brand awareness and supports numerous product line expansion opportunities. Since fiscal 1997, the Company has retained an outside advertising agency to create and implement a lifestyle advertising campaign in conjunction with the Company. This campaign, which emphasizes a forward-looking view of fashion, is communicated to consumers through a variety of vehicles including fashion magazines, bus shelters, in-store displays and customer mailings. In addition, the Company maintains a public relations department to communicate directly with fashion editors and supply them with a continuous flow of product information. On occasion, the Company has co-sponsored promotional events with fashion magazines, such as Elle, Glamour, Marie Claire and Vanity Fair.

STORES

    STORE LOCATIONS AND ENVIRONMENT. As of the date of this Prospectus, bebe operated 85 stores in 21 states. The Company's stores average approximately 2,700 square feet and are primarily located in regional shopping malls, and in several cases, free-standing street locations. The Company's stores are designed to create a clean, upscale boutique environment, featuring hardwood or marble floors and recessed lighting. Glass exteriors allow passersby to see easily into the store. The open floor design allows customers to readily view the majority of the merchandise on display while store fixtures allow for the efficient display of garments and accessories. An average store has between 14 and 20 product display bays with a flexible modular design that can be transformed easily to handle display racks, storage racks or shelving units.

    Stores are provided specific merchandise display directions on a weekly or bi-weekly basis from the corporate office based on currently available merchandise receipts. bebe's in-store product presentation utilizes a variety of different fixtures to highlight the product line's breadth and versatility. Complete outfits are displayed throughout the store using garments from a variety of product categories. By emphasizing outfits in this manner, the Company allows the customer to see how different pieces can be combined to create multiple ensembles.

    The following map and store list shows the number of bebe stores in each state and the cities in which stores are located as of the date of this
Prospectus:

                 [MAP OF STORE LOCATIONS IN THE UNITED STATES]

ARIZONA (2)
---------------------------
Scottsdale
Tempe*
CALIFORNIA (28)
---------------------------
Camarillo*
Corte Madera
La Jolla
Los Angeles (11):
  Beverly Hills (2)
  Brea
  Canoga Park
  Glendale
  Redondo Beach
  Santa Anita
  Santa Monica
  Sherman Oaks
  Thousand Oaks
  West Los Angeles
Milpitas*
Montclair
Newport Beach
Ontario*
Sacramento
San Diego
San Francisco (3)
San Jose
San Mateo
Santa Ana
Stanford
Walnut Creek

FLORIDA (9)
---------------------------
Boca Raton
Brandon
Fort Lauderdale
Miami (2)
Palm Beach
Sanford
Sawgrass*
Tampa

GEORGIA (4)
---------------------------
Atlanta (4)

HAWAII (1)
---------------------------
Honolulu

ILLINOIS (4)
---------------------------
Chicago (4):
  Michigan Avenue
  Northbrook
  Schaumburg
  Skokie

INDIANA (1)
---------------------------
Indianapolis

MARYLAND (2)
---------------------------
Annapolis
Bethesda
---------------------------
MASSACHUSETTS (4)
---------------------------
Boston (2)
Burlington
Natick

MICHIGAN (2)
---------------------------
Novi
Troy

MINNESOTA (1)
---------------------------
Minnetonka

NEW JERSEY (3)
---------------------------
Hackensack
Menlo Park
Woodridge

NEW YORK (6)
---------------------------
Garden City
Nanuet
Manhattan (3)
White Plains

NEVADA (3)
---------------------------
Henderson
Las Vegas (2)

NORTH CAROLINA (1)
---------------------------
Charlotte
---------------------------

OHIO (1)
---------------------------
Cincinnati

PENNSYLVANIA (2)
---------------------------
King of Prussia
Willow Grove

TENNESSEE (1)
---------------------------
Knoxville

TEXAS (4)
---------------------------
Austin
Dallas
Grapevine*
Houston

VIRGINIA (2)
---------------------------
Arlington
McLean

WASHINGTON (3)
---------------------------
Auburn*
Bellevue
Seattle

WASHINGTON D.C. (1)
---------------------------
Washington D.C.

------------

*   Outlet store.

    The following table highlights the number of stores opened and closed in each of the last seven fiscal years and the nine-month period ended March 31, 1998:


                                                                                                   NINE
                                                                                                  MONTHS
                                                                                                   ENDED
                                                         FISCAL YEAR ENDED JUNE 30,              MARCH 31,
                                               -----------------------------------------------   ---------
                                               1991   1992   1993   1994   1995   1996   1997      1998
                                               ----   ----   ----   ----   ----   ----   -----   ---------
Number of stores:
Open at beginning of period..................    6      8     13     24     32     56      73       83
  Opened.....................................    4      5     11      8     24     18      10        5
  Closed.....................................   (2)     0      0      0      0     (1)      0       (3)
                                               ----   ----   ----   ----   ----   ----   -----      --
Open at end of period........................    8     13     24     32     56     73      83       85
                                               ----   ----   ----   ----   ----   ----   -----      --
                                               ----   ----   ----   ----   ----   ----   -----      --

    EXPANSION OPPORTUNITIES. In developing its store opening plan, the Company, in conjunction with a real estate consulting firm, in fiscal 1997 developed a profile of current customers and applied the profile to the largest 150 metropolitan areas in the United States. The Company currently operates bebe stores in 37 of these top geographic market areas and has identified additional geographic markets that it believes can support one or more bebe stores. In addition, management believes that there is a significant opportunity to expand the number of stores in most of the markets within which bebe stores are currently located. The Company, in conjunction with its real estate consultant, also has identified specific mall and street locations within each market to be considered for new bebe store locations. In selecting a specific site, the Company looks for high traffic locations primarily in regional shopping centers and in free-standing street locations. Proposed sites are evaluated based on the traffic pattern, co-tenancies, average sales per square foot achieved by neighboring stores, lease economics and other factors considered important within the specific location.

    The Company opened five new stores during the nine months ended March 31, 1998, one store in May 1998 and expects to open one additional store during the remainder of fiscal 1998. The Company also plans to open approximately 15 stores in each of fiscal 1999 and 2000, the majority of which will be in existing markets. The Company's new store prototype is approximately 3,000 to 5,000 square feet, although in certain selected markets the Company may open larger stores. Additionally, in selected markets the Company may open high-profile flagship stores that will be designed to enhance further the bebe image. The Company currently plans to open approximately two such flagship stores ranging in size from approximately 5,000 to 7,000 square feet in each of fiscal 1999 and 2000.

    During fiscal 1997, the average new store size was approximately 3,300 square feet. New store construction costs (before tenant allowances) averaged $304,000. The average gross inventory investment was $108,000 while pre-opening costs, which are expensed as incurred, averaged approximately $12,500 per store. bebe stores typically have achieved profitability at the store operating level within the first full quarter of operation; however, there can be no assurance that the Company's stores will do so in the future. Actual store growth and future store profitability and rates of return will depend on a number of factors which include, but are not limited to, individual store economics and suitability of sites that become available. Because of their higher cost structure, flagship stores are not expected to achieve operating margins comparable to the Company's other stores.

    In addition to opening new stores, the Company plans to expand or relocate four existing stores to larger spaces within the same malls during calendar 1998. The Company believes that as awareness of bebe's brand name increases, product lines expand and stores mature, additional expansion may be warranted.

    The Company's ability to expand will depend on a number of factors, including the availability of desirable locations, the negotiation of acceptable leases and the Company's ability to manage expansion and to source adequate inventory. There can be no assurance that the Company will be able to achieve its planned expansion on a timely and profitable basis, if at all. Furthermore, there can be no assurance that store openings in existing markets will not result in reduced net sales volumes and profitability in existing stores in those markets.

    OUTLET STORES. As of March 31, 1998, seven of the Company's 85 stores were located in outlet malls throughout the United States. The Company originally used these outlet stores to dispose of slow moving inventory in order to promote a better merchandise presentation within the specialty stores. More recently, the Company has rounded out the inventory of its outlet stores with casual logo styles at full price and, to a lesser extent, garments specifically bought or produced for the outlet stores.

    During fiscal 1997, the average new outlet store size was approximately 3,000 square feet. New store construction costs (before tenant allowances) averaged approximately $149,000, and the average inventory investment was approximately $103,000. Of the seven stores planned to be opened in fiscal 1998, two that have been opened to date were outlet stores. Of the 15 stores planned to be opened in fiscal 1999, two are expected to be outlet stores.


    STORE CLOSURES. In 1996, the Company initiated a program to monitor more vigorously the financial performance of its stores and, from time to time, has closed in the past and will close in the future, stores that it does not consider to be viable. Many of the store leases contain early termination options which allow the Company to close the stores in certain specified years of the leases if certain minimum sales levels are not achieved. The Company closed three stores during the nine-month period ended March 31, 1998 and one additional store in April 1998. The Company has reviewed its existing store base and has identified four underperforming stores that it is considering closing prior to the end of fiscal 1999.


STORE OPERATIONS

    Store operations are organized into five regions and seventeen districts. Each region is managed by a regional manager, and each district is managed by a district manager. Each regional manager is typically responsible for three to four districts, and each district manager is typically responsible for three to six stores. Each store is typically staffed with two to four managers in addition to hourly sales associates.

    The Company seeks to instill enthusiasm and dedication in its store management personnel and sales associates through incentive programs and regular communication with the stores. Sales associates receive commissions on sales with a guaranteed minimum compensation. Store managers receive base compensation plus incentive compensation based on sales. Regional and district managers receive base compensation plus incentive compensation based on meeting profitability benchmarks.

    The Company has well-established store operating policies and procedures and utilizes an in-store training regimen for all new store employees. Merchandise presentation instructions, which include photographs of fixture presentations, are provided to the stores on a weekly basis by the Visual Merchandising staff. Detailed product descriptions also are provided to sales associates to enable them to gain familiarity with bebe product offerings. The Company offers bebe sales associates a discount on bebe merchandise to encourage them to wear the Company's apparel and reflect the bebe image while on the selling floor. In addition, the Company has developed a store management training program which allows new district managers and certain field management personnel to receive training at the corporate offices.

    As part of its focus on better procedures and controls, the Company established a Loss Prevention Department in fiscal 1997 to develop and implement better programs for controlling losses. The initial results have been encouraging. These programs include installing electronic article surveillance systems in all stores, monitoring returns, voids, employee sales and deposits, and educating store personnel on loss prevention.

SOURCING, QUALITY CONTROL AND DISTRIBUTION

    All of the Company's merchandise is marketed under the bebe or bebe moda brand names. Much of this merchandise is designed and developed in-house and manufactured to the Company's specifications. The balance is developed primarily in conjunction with third party apparel manufacturers or, in some cases, selected directly from these manufacturers' lines. When contracting for the production of merchandise, the Company uses a combination of facilities, primarily located in California, and, to a lesser degree, foreign manufacturers, to produce garments based on designs, patterns and detailed specifications produced by the Company. bebe uses computer aided design (CAD) systems to develop its patterns and production markers as part of its product development process. Sample garments are fit tested prior to production to validate the accuracy of the patterns. After being received at the Company's distribution facility, a percentage of receipts are inspected and fit tested a second time. The Company recently implemented a formalized quality control program which involves inspection of merchandise and fabrics upon receipt at the Company's distribution center. Garments that do not pass inspection are returned to the manufacturer for rework or accepted at reduced prices for sale in the Company's outlet stores.

    All of the Company's merchandise is received, inspected, processed, warehoused and distributed through its distribution center that is adjacent to its corporate offices. Details about each receipt are supplied to merchandise planners who determine how the product should be distributed among the stores based on current inventory levels, sales trends and specific product characteristics. Advance shipping notices are electronically communicated to the stores and any goods not shipped are stored for replenishment purposes. Merchandise typically is shipped to the stores on a weekly basis using common carriers; however, during peak selling periods shipments may be made twice or even three times a week.

    The Company does not have any long-term contracts with any manufacturer or supplier and places all of its orders by purchase order. The failure to obtain sufficient quantities of manufacturing capacity or raw materials would have a material adverse effect on the Company's business, financial condition and results of operations. The Company has received in the past, and may receive in the future, shipments of products from manufacturers that fail to conform to the Company's quality control standards. In such event, unless the Company is able to obtain replacement products in a timely manner, the Company may lose sales which could have an adverse effect on operating results.

COMPETITION

    The Company believes it distinguishes itself from its competitors primarily through its distinctive, contemporary point-of-view and product design, in combination with exceptional quality and value to the consumer. However, the retail and apparel industries are highly competitive and are characterized by low barriers to entry, and the Company expects competition in its markets to increase. The primary competitive factors in the Company's markets include brand name recognition, product styling, product presentation, product pricing, store ambiance, customer service and convenience. The Company competes with traditional department stores, specialty store retailers, off-price retailers and direct marketers for, among other things, raw materials, market share, retail space, finished goods, sourcing and personnel. Many of these competitors are larger and have substantially greater financial, distribution and marketing resources than the Company. Any failure to compete would have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    TRADEMARKS AND SERVICE MARKS. The Company believes that its trademarks and other proprietary rights are important to its success and has registered "bebe" and "bebe moda" in the United States and certain foreign jurisdictions. The Company is seeking to register its trademarks in targeted international markets which it believes represent large potential markets for the Company's products. In some of these markets, local companies currently have registered competing marks, and/or regulatory obstacles exist that may prevent the Company from obtaining a trademark for the bebe name or related names. In such countries, the Company may be unable to use the bebe name unless it purchases the right or obtains a license to use the bebe name. There can be no assurance that the Company will be able to register trademarks in such international markets, purchase the right or obtain a license to use the bebe name on commercially reasonable terms, if at all. Failure to obtain either trademark, ownership or license rights would limit the Company's ability to expand into certain international markets or enter such markets with the bebe name, and to capitalize on the value of its brand.

    LICENSING. The Company strives to provide its customers with high quality products and to maintain a consistent image in all of its advertising and marketing programs. bebe currently is evaluating opportunities to expand its product offerings and extend its geographic reach through licensing or joint venture arrangements. Accordingly, although to date the Company has received substantially no revenue from any licensing source, it may from time to time selectively enter into licensing or joint venture agreements with third parties. In entering into such licensing and joint venture agreements, the Company will seek to preserve the integrity of its brand name by closely monitoring the design and quality of the products sold by such licensees or joint venture partners and by controlling the manner in which the Company's products are advertised, marketed and distributed. In addition to distributing such new products through bebe stores, the Company may elect to distribute these licensed products with the bebe logo through other channels. The Company recently hired a Vice President of Licensing to develop this program. See "Management."

    The Company also believes that opportunities may exist to license the bebe brand name internationally to licensees who will open bebe stores. As an initial test, the Company has recently signed a licensing agreement with a Mexican company to open and operate a retail bebe store in Mexico City. Under this agreement, the Company provides the use of its name, store design and advertising images, and the licensee purchases its inventory from the Company.

INFORMATION SERVICES AND TECHNOLOGY

    The Company is committed to utilizing technology to enhance its competitive position. To this end, the Company recently hired an experienced Vice President of Information Technology to lead the Company's efforts in this area. bebe's information systems provide integration of the store, merchandising, distribution and financial systems. The core business systems, which consist of both purchased and internally developed software, run on a UNIX platform and are accessed over a Company-wide network providing corporate employees with access to all key business applications. Daily sales and cash deposit information are electronically collected from the stores' point-of-sale terminals nightly. During this process, the Company also obtains information concerning inventory receipts and transfers (primarily to the outlet stores) and sends to the stores pricing, markdown and shipment notification data. In addition, the Company collects customer names and addresses to update its customer database. The merchandising staff evaluates the sales and inventory information collected from the stores to make key merchandise planning decisions, including replenishment and markdowns. These decisions enhance the Company's ability to optimize sales while limiting markdowns and minimizing inventory risk by properly marking down slow selling styles, reordering existing styles and effectively distributing new inventory receipts to the stores.


    In the past, the Company's investments in information systems have focused on its core store, merchandise and financial accounting systems. Currently, the Company's focus is on upgrading its capabilities and systems associated with its production, merchandise allocation and distribution functions, which have not kept pace with the Company's growth. The Company intends to make significant investments to improve existing management information systems and implement new systems in these areas and to implement them during fiscal 1999. Additionally, the Company has created a Year 2000 Task Force, which is implementing a 6-phase plan with the objective of ensuring that its management information systems will be Year 2000 Compliant. The Company believes that this 6-phase plan will be completed by October 31, 1999. There can be no assurance that the Company will be successful with the implementation of these new systems or plans. Failure to implement and integrate such systems or plans could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Reliance on Management Information Systems" and "--Year 2000 Compliance."

PROPERTIES

    As of March 31, 1998, the Company's 85 stores, all of which are leased, encompassed approximately 231,000 total square feet. The typical store lease is for a 10-year term and requires the Company to pay a base rent and a percentage rent if certain minimum sales levels are achieved. Many of the leases provide the Company a lease termination option in certain specified years of the lease if certain minimum sales levels are not achieved. In addition, leases for locations typically require the Company to pay property taxes, utilities and repairs and maintenance. In addition, leases for mall locations also may require the Company to pay common area maintenance fees.

    The Company's corporate headquarters and distribution center are located in an approximately 70,000 square foot leased facility located at 380 Valley Drive in Brisbane, California. The lease expires in August 2001. The Company is currently seeking alternative or additional space for its administrative offices and distribution center in order to accommodate its future needs and believes it will be able to obtain such space on commercially reasonable terms.

EMPLOYEES

    As of March 31, 1998, the Company had approximately 940 employees, of whom approximately 210 were employed in general and administrative functions at the corporate offices and distribution center. The remaining 730 employees were employed in store operations. Of these remaining employees, approximately 274 were full-time employees and 456 were employed on a part-time basis. None of the Company's employees is represented by a labor union, and the Company believes its relationship with its employees is good.

LEGAL PROCEEDINGS

    From time to time, the Company may be involved in litigation relating to claims arising out of its operations. As of the date of this Prospectus, the Company is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY PERSONNEL

    The following table sets forth certain information with respect to the executive officers, directors and other officers and key personnel of the Company as of March 31, 1998:

NAME                                                         AGE                           POSITION
-------------------------------------------------------      ---      ---------------------------------------------------
Manny Mashouf (1)......................................          59   Chairman, President and Chief Executive Officer
Greg Scott (1).........................................          35   Vice President of Merchandising
Blair Lambert (1)......................................          40   Chief Financial Officer
Neda Mashouf...........................................          35   Director and Design Director
Barbara Bass (2).......................................          47   Director
Corrado Federico (2)...................................          57   Director
Philip Schlein (2).....................................          63   Director
Julie Elliott..........................................          34   Director of Stores
George Arvan...........................................          51   Vice President of Sourcing and Production
Karen Ioli.............................................          38   Vice President of Licensing
Tim Millen.............................................          38   Vice President of Information Technology
Bonnie Schultz.........................................          47   Executive Director of Human Resources

------------

(1) Executive Officer.

(2) Member, Audit Committee and Compensation Committee.

    MANNY MASHOUF founded the Company and has served as Chairman, Chief Executive Officer and President of the Company since the Company's incorporation in 1976. Mr. Mashouf is the husband of Neda Mashouf, a Director of the Company, and the father of Paul Mashouf, the Secretary of the Company.

    GREG SCOTT has served as the Company's senior merchant since January 1996. From January 1994 to January 1996, Mr. Scott was a Senior Merchant at AnnTaylor, Inc., a women's apparel retail company. From January 1993 to January 1994, Mr. Scott served as a merchant at Henri Bendel, a women's apparel retailer. From September 1985 to January 1993, Mr. Scott was employed by Macy's West, a subsidiary of Federated Department Stores, Inc., most recently as a buyer.

    BLAIR LAMBERT has served as Chief Financial Officer of the Company since June 1996. From 1988 to 1996, Mr. Lambert was employed by Esprit de Corp, Inc., a wholesaler and retailer of junior and children's apparel, footwear and accessories ("Esprit"), most recently as Corporate Vice President of Finance. Mr. Lambert is a Certified Public Accountant.

    NEDA MASHOUF has served as a Director of the Company since September 1984 and has been employed by the Company since 1984, most recently as Design Director. Ms. Mashouf is the wife of Manny Mashouf, the Chairman, President and Chief Executive Officer of the Company.

    BARBARA BASS has served as a Director of the Company since February 1997. Since 1993, Ms. Bass has served as the President of the Gerson Bakar Foundation. From 1989 to 1992, Ms. Bass served as President and Chief Executive Officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc., a department store chain. Ms. Bass also serves on the Board of Directors of Starbucks Corporation, DFS Group Limited and The Bombay Company, Inc.

    CORRADO FEDERICO has served as a Director of the Company since November 1996. Since 1991, Mr. Federico has served as the President of Corado, Inc., a land development firm. From 1986 to 1991, Mr. Federico held the position of President and Chief Executive Officer of Esprit. Mr. Federico also serves on the Board of Directors of Hot Topic, Inc.

    PHILIP SCHLEIN has served as a Director of the Company since December 1996. Since April 1985, Mr. Schlein has been a general partner of U.S. Venture Partners, a venture capital firm specializing in retail and consumer products companies. From January 1974 to January 1985, Mr. Schlein served as President and Chief Executive Officer of Macy's California, a division of R. H. Macy & Co, Inc., a department store chain. Mr. Schlein also serves on the Board of Directors of Ross Stores, Inc., ReSound Corporation, Quick Response Services and Burnham Pacific Properties, Inc.

    JULIE ELLIOTT has been employed with the Company since June 1989, most recently as Director of Stores. From October 1986 to June 1989, Ms. Elliott was employed by The Limited, Inc., a women's apparel retailer.

    GEORGE ARVAN has served as the Vice President of Sourcing and Production of the Company since September 1997. Prior to his employment with bebe, Mr. Arvan founded New Planet Sourcing, an apparel sourcing company, and served as its President from September 1996 to September 1997. During the period from 1991 to 1996, Mr. Arvan was the Chief Operating Officer of Berkeley Shirt Company, a men's wholesale apparel company.

    KAREN IOLI has served as Vice President of Licensing of the Company since January 1998. From January 1996 to January 1998, Ms. Ioli served as Vice President of Licensing for Mossimo, Inc., an apparel wholesale company. From July 1992 to September 1995, Ms. Ioli was employed by Guess?, Inc., an apparel retail and wholesale company, as Vice President of Licensing.

    TIM MILLEN has served as Vice President of Information Technology of the Company since November 1997. From July 1996 to November 1997, Mr. Millen served as Vice President of Information Systems for AZ3 Inc. (d.b.a. BCBG), a women's apparel retail and wholesale company. From August, 1994 to July 1996, Mr. Millen served as Vice President of Management Information Systems for Francine Browner Inc., an apparel wholesale company. From 1991 to 1994, Mr. Millen was an independent information technology consultant, focusing on the retail and wholesale apparel market.

    BONNIE SCHULTZ has served as the Executive Director of Human Resources of the Company since October 1997. From July 1993 to September 1997, Ms. Schultz served as Director of Human Resources for Host Marriott Corporation, a hotel company. From October 1982 to June 1993, Ms. Schultz was employed by Target Stores, a subsidiary of Dayton Hudson Corporation, a retail company, most recently as a Regional Human Resources Director.

BOARD OF DIRECTORS COMMITTEES

    The Audit Committee, which consists of all of the non-employee directors, oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's control functions and reviews the Company's investment policy.

    The Compensation Committee, which consists of all of the non-employee directors makes recommendations to the Board of Directors concerning salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee also administers the Company's 1997 Stock Plan. Prior to June 1997 the Board of Directors made recommendations regarding compensation for employees and consultants of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    The Compensation Committee, which was established in April 1998, is comprised of the three outside members of the Board of Directors, Ms. Bass, Mr. Federico and Mr. Schlein.


DIRECTOR COMPENSATION

    The Company's non-employee directors are paid a fee of $500 for each meeting of the Board of Directors which they attend. The Company also reimburses all directors for their expenses incurred in attending such meetings. In addition, certain directors have been granted options to purchase Common Stock in the past, and options may be granted to directors of the Company in the future. Specifically, each of Ms. Bass, Mr. Federico and Mr. Schlein have received options to purchase 212,250 shares of the Company's Common Stock, at an exercise price of $1.77 per share.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid to (i) the Chief Executive Officer and (ii) the Company's other most highly compensated executive officers (collectively with the Chief Executive Officer, the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal year ended June 30, 1997:

                           SUMMARY COMPENSATION TABLE


                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                      ANNUAL COMPENSATION    ------------------
                                                    -----------------------  NO. OF SECURITIES       ALL OTHER
NAME AND PRINCIPAL POSITION                         SALARY ($)  BONUS ($)(1) UNDERLYING OPTIONS  COMPENSATION ($)
--------------------------------------------------  ----------  -----------  ------------------  -----------------
Manny Mashouf ....................................  $  449,921   $ 155,754               --          $   1,572(2)
  Chairman, President and
  Chief Executive Officer
Greg Scott .......................................     159,288      50,210          141,500                 --
  Vice President of
  Merchandising
Blair Lambert ....................................     139,694      43,373          141,500                 --
  Chief Financial Officer


------------

(1) Bonuses are based on Company net sales and profitability targets.

(2) Represents a matching contribution by the Company to Mr. Mashouf's 401(k) contribution. See "--401(k) Plan."

    The following table sets forth information regarding stock options granted during the fiscal year ended June 30, 1997 to each of the Named Executives
Officers:

                          OPTION GRANTS IN FISCAL 1997


                                                                                                   POTENTIAL REALIZABLE
                                                       INDIVIDUAL GRANTS                             VALUE AT ASSUMED
                               -----------------------------------------------------------------  ANNUAL RATES OF STOCK
                                   NUMBER OF       % OF TOTAL OPTIONS                             PRICE APPRECIATION FOR
                                   SECURITIES          GRANTED TO        EXERCISE                    OPTION TERM (3)
                               UNDERLYING OPTIONS  EMPLOYEES IN FISCAL   PRICE PER   EXPIRATION   ----------------------
NAME                              GRANTED (1)           1997 (2)           SHARE        DATE          5%         10%
-----------------------------  ------------------  -------------------  -----------  -----------  ----------  ----------
Manny Mashouf................              --                  --               --           --           --          --
Greg Scott...................         141,500                 8.9%       $    1.77      6/30/07   $  157,510  $  399,161
Blair Lambert................         141,500                 8.9             1.77      6/30/07      157,510     399,161


------------

(1) These options were granted under the Company's 1997 Stock Plan. The options granted are immediately exercisable, but are subject to repurchase in the event that the optionee's employment with the Company ceases for any reason. The Company's right of repurchase generally lapses over a four-year period, as to 1/5th of the shares one year from the grant date, 1/60th of the shares in each of the successive twelve months and 1/40th of the shares in each of the successive 24 months with full lapse of the repurchase option occurring on the fourth anniversary date. The options have a 10-year term, subject to earlier termination in certain situations related to termination of employment. See "--Stock Plans."

(2) Based on a total of 1,587,630 options granted to all employees, consultants and directors during fiscal 1997.

(3) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

    The following table provides specified information concerning unexercised options held as of June 30, 1997 by each of the Named Executive Officers. No options to purchase Common Stock were exercised in the fiscal year ended June 30, 1997.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES UNDERLYING
                                                                                           VALUE OF UNEXERCISED IN-THE- MONEY
                                                         UNEXERCISED OPTIONS AT 6/30/97          OPTIONS AT 6/30/97 (1)
                                                        --------------------------------  ------------------------------------
NAME                                                    EXERCISABLE (2)   UNEXERCISABLE    EXERCISABLE (2)     UNEXERCISABLE
------------------------------------------------------  -------------  -----------------  -----------------  -----------------
Manny Mashouf.........................................             --             --                     --                 --
Greg Scott............................................       141,500                  --                 --                 --
Blair Lambert.........................................       141,500                  --                 --                 --

------------

(1) Calculated by determining the difference between the fair market value of the securities underlying the option at June 30, 1997 as determined by the Company's Board of Directors ($1.77) and the exercise price of the Named Executive Officer's option ($1.77).

(2) Under the 1997 Stock Plan, options granted are immediately exercisable, but are subject to repurchase in the event that the optionee's employment with the Company ceases for any reason. The Company's right of repurchase generally lapses over a four-year period, as to 1/5th of the shares one year from the grant date, 1/60th of the shares in each of the successive 12 months and 1/40th of the shares in each of the successive 24 months with full lapse of the repurchase option occurring on the fourth anniversary date.

STOCK PLANS

    1997 STOCK PLAN

    In June 1997, the Board of Directors adopted and the Company's then sole shareholder approved the 1997 Stock Plan to recognize the contributions made to the Company by its employees and certain consultants or advisors, to provide these individuals with additional incentives to devote themselves to the Company's future success and to improve the Company's ability to attract, retain and motivate individuals upon whom the Company's sustained growth and financial success depend. The 1997 Stock Plan is also intended as an additional incentive to directors of the Company who are not employees of the Company to serve on the Board of Directors and to devote themselves to the future success of the Company. Awards under the 1997 Stock Plan may be made to all employees, directors, consultants or advisors of the Company.

    The 1997 Stock Plan is administered by the Compensation Committee. The aggregate maximum number of shares of Common Stock available for award under the 1997 Stock Plan is 2,830,000 shares (subject to adjustment to reflect changes in the Company's capitalization). Options granted under the 1997 Stock Plan may be either incentive stock options ("ISO's"), non-qualified stock options, stock purchase rights or stock awards. ISO's are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Unless an option is specifically designated at the time of grant as an ISO, options under the 1997 Stock Plan will be non-qualified options.

    The exercise price of the options will be determined by the Board of Directors or the Compensation Committee, although the exercise price of an ISO will be at least 100% of the fair market value of a share of Common Stock on the date it is granted, or at least 110% of the fair market value of a share of Common Stock on the date the option is granted if the recipient owns, directly or by attribution under Section 424(d) of the Internal Revenue Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company. No awards can be made under the 1997 Stock Plan after June 26, 2007. The maximum term of an ISO granted under the 1997 Stock Plan shall not exceed 10 years from the date of grant or five years from the date of grant if the recipient on the date of grant owns, directly or by attribution under
Section 424(d) of the Internal Revenue Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company.

    The options granted are immediately exercisable, but are subject to repurchase in the event that the optionee's employment with the Company ceases for any reason. The Company's right of repurchase generally lapses over a four-year period, as to 1/5th of the shares one year from the grant date, 1/60th of the shares in each of the successive 12 months and 1/40th of the shares in each of the successive 24 months with full lapse of the repurchase option occurring on the fourth anniversary date. The options have a 10-year term, subject to earlier termination in certain situations related to termination of employment. Additionally, in the event of a Change of Control (as defined in the 1997 Stock Plan), options granted to the outside directors and Mr. Lambert shall accelerate and become fully vested and the Company's right of repurchase shall lapse.

    As of March 31, 1998, the Company had granted options to purchase an aggregate of 1,913,080 shares of Common Stock at exercise prices ranging from $1.77 to $5.65 per share under the 1997 Stock Plan, of which 1,782,900 were outstanding, exercisable and subject to repurchase by the Company under certain circumstances as of such date.

    1998 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors and approved by the shareholders of the Company on April 7, 1998. A total of 750,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, is administered by the Board of Directors or by a committee appointed by the Board of Directors. Generally, the Purchase Plan will allow eligible employees to purchase the Company's Common Stock in an amount which may not exceed 10% of the employee's compensation. The Purchase Plan will be implemented by an initial 24-month offering period, which will be comprised of four, six-month purchase periods. Shares will be purchased on the last day of each purchase period (a "Purchase Date") at a price equal to 85% of the lower of fair market value of the Company's Common Stock on the first day of the offering period or the Purchase Date. The first offering period of the Purchase Plan will begin on the effective date of this offering. The Board of Directors (or committee thereof) may amend or terminate the Purchase Plan at any time.

401(k) PLAN

    The Company maintains a retirement and deferred saving plan for its employees (the "401(k) Plan") that is intended to qualify as a tax-qualified plan under the Internal Revenue Code of 1986, as amended. The 401(k) Plan provides that each participant may contribute up to 15% of his or her pre-tax gross compensation (up to a statutory limit, which was $10,000 in calendar year
1998). Under the 401(k) Plan, the Company may make discretionary matching contributions. The Company's contributions to the 401(k) Plan in fiscal 1996 and 1997 were $35,947 and $32,688, respectively. A matching contribution made by the Company vests at 20% per year commencing on the first anniversary of a participant's date of employment with the Company. All amounts contributed by participant's and earnings on such contributions are fully vested at all times.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Bylaws provide that the Company may indemnify its directors, officers, employees and agents to the fullest extent permitted by law.

    The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's Amended and Restated Articles of Incorporation (the "Amended and Restated Articles"). These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification except for litigation threatened by a former employee of the Company, which the Company believes is not material and against which the Company intends to defend itself vigorously.


                              CERTAIN TRANSACTIONS


    In March 1995, the Company purchased from Manny Mashouf, the Chairman, President and Chief Executive Officer of the Company, certain residential property for $800,000, the price at which such property had been listed for sale in the residential market for more than one year. In February 1997, the Company sold the property to an unaffiliated third party for $693,000, net of selling costs.



    During the last three fiscal years, Mr. Mashouf has loaned to or borrowed from the Company various amounts of cash ranging from loans to the Company of up to $500,000 and advances on bonuses from the Company of up to $150,000. Loans to the Company by Mr. Mashouf bore interest at an annual rate of 10%. The Company did not accrue interest on advances on bonuses to Mr. Mashouf. As of March 31, 1998, there were no borrowings due to Mr. Mashouf from the Company or advances owed to the Company by Mr. Mashouf.

                       PRINCIPAL AND SELLING SHAREHOLDER

    The following table sets forth certain information regarding the beneficial ownership of Common Stock, as of March 31, 1998 as adjusted to reflect the sale of the shares of Common Stock offered hereby by (a) each person or entity known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (b) each director of the Company, (c) each of the Named Executive Officers and (d) all directors and executive officers of the Company as a group:


                                                 SHARES BENEFICIALLY OWNED                      SHARES BENEFICIALLY OWNED
                                                   PRIOR TO OFFERING (1)                           AFTER OFFERING (1)
                                                 -------------------------   NUMBER OF SHARES   -------------------------
NAME OF BENEFICIAL OWNERS                           NUMBER       PERCENT         OFFERED           NUMBER       PERCENT
-----------------------------------------------  ------------  -----------  ------------------  ------------  -----------
Manny Mashouf (2)..............................    22,639,997       100.0%        1,250,000       21,389,997        89.5%
Barbara Bass (3)...............................       212,250       *                    --          212,250       *
Corrado Federico (3)...........................       212,250       *                    --          212,250       *
Neda Mashouf (4)...............................    22,639,997       100.0                --       21,389,997        89.5
Philip Schlein (3).............................       212,250       *                    --          212,250       *
Greg Scott (5).................................       141,500       *                    --          141,500       *
Blair Lambert (5)..............................       141,500       *                    --          141,500       *
All directors and executive officers as a group
  (7 persons) (6)..............................    23,559,747       100.0%        1,250,000       22,309,747        89.9%


------------

*   Represents less than 1% of the total outstanding.


(1) Number of shares beneficially owned and the percentage of shares beneficially owned are based on (i) 22,639,997 shares outstanding as of March 31, 1998 and (ii) 23,889,997 shares outstanding after this offering assuming no exercise of the Underwriter's over-allotment option. If such option is exercised in full, the number of shares outstanding after the offering will be 23,889,997 and the number of shares beneficially owned by Mr. Mashouf after the offering will be 21,014,997 (88.0%). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. All shares of Common Stock subject to options currently exercisable or exercisable within 60 days after March 31, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.



(2) Mr. Mashouf's address is c/o bebe stores, inc., 380 Valley Drive, Brisbane, California 94005. Includes 262,780 shares held by trusts for Mr. Mashouf's children, as to which shares Mr. Mashouf disclaims beneficial ownership. Mr. Mashouf is the Chairman, President and Chief Executive Officer of the Company.


(3) Represents 212,250 shares issuable upon exercise of options, all of which are subject to vesting and the Company's right of repurchase under certain circumstances within 60 days of March 31, 1998.


(4) Consists of shares, of which Ms. Mashouf disclaims beneficial ownership, held by Mr. Mashouf (22,377,217 shares prior to the offering and 21,127,217 shares after the offering), Ms. Mashouf's husband, and 262,780 shares held by trusts for Mr. Mashouf's children.


(5) Represents 141,500 shares issuable upon exercise of options, all of which are subject to vesting and the Company's right of repurchase under certain circumstances within 60 days of March 31, 1998.


(6) Includes an aggregate of 919,750 shares issuable pursuant to options currently exercisable held by the directors and officers, all of which are subject to vesting and the Company's right of repurchase under certain circumstances within 60 days of March 31, 1998. Includes 262,780 shares held by trusts for Mr. Mashouf's children, as to which shares Mr. and Ms. Mashouf disclaim beneficial ownership.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $0.001 par value per share, and 1,000,000 shares of Preferred Stock, $0.001 par value per share. The following summary of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Articles and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

    As of March 31, 1998, there were 22,639,997 shares of Common Stock held of record by five shareholders. Immediately after the completion of this offering, the Company estimates that there will be outstanding an aggregate of 23,889,997 shares of Common Stock. An additional 2,830,000 shares have been reserved for issuance of options, of which 1,782,900 shares are subject to currently outstanding and exercisable options, subject to certain vesting and repurchase restrictions.

COMMON STOCK


    VOTING RIGHTS. Under the Amended and Restated Articles and Bylaws, holders of Common Stock will not have cumulative voting rights after the Company becomes a "listed corporation" (as defined in Section 301.5 of the California Corporations Code). Until such time, holders of Common Stock will be able to cumulate votes for the election of directors. The Company anticipates that it will qualify as a "listed corporation", thus terminating the cumulative voting rights of the holders of Common Stock, as of the first annual meeting of shareholders following this offering. On all other matters, holders of Common Stock are entitled to cast one vote for each share owned.



    DIVIDEND, PREEMPTIVE AND LIQUIDATION RIGHTS. The holders of Common Stock are entitled to participate in cash dividends, pro rata based on the number of shares held, when, as and if declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company. There are no conversion, redemption or sinking fund provisions applicable to the Common Stock.


CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    The authorized but unissued shares of Common Stock are available for future issuance without shareholder approval except as required by law or applicable requirements of the Nasdaq National Market ("Nasdaq"). For example, current Nasdaq rules require approval by a company's shareholders if the number of shares of Common Stock to be issued in a particular transaction or series of related transactions equals or exceeds 20% of the number of shares of Common Stock outstanding immediately prior to such issuance. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

    The existence of authorized but unissued and unreserved Common Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of the Company's management.

PREFERRED STOCK

    The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any vote or action by the shareholders. Accordingly, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company.

Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock.

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, the Company will have 23,889,997 shares of Common Stock outstanding (based upon shares of Common Stock outstanding as of March 31, 1998 and assuming no exercise of outstanding options, or the Underwriters over-allotment option). Of these shares, the 1,250,000 shares being sold by the Company and the 1,250,000 shares being sold by the Selling Shareholder in this offering, plus any additional shares sold upon exercise of the Underwriters' over-allotment option, will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 21,389,997 shares of Common Stock (the "Restricted Shares") held by existing shareholders upon completion of this offering are "restricted" securities within the meaning of Rule 144 and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144.


LOCK-UP ARRANGEMENTS

    All shareholders of the Company (who in aggregate hold 22,639,997 shares of Common Stock) and all holders of options exercisable for Common Stock (who in the aggregate have the right to purchase 1,782,900 shares of Common Stock), have agreed, pursuant to certain lock-up agreements or certain provisions under the 1997 Stock Plan, that they will not, without the prior written consent of BancAmerica Robertson Stephens, offer, sell contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them (except for shares sold in this offering) for a period of 180 days after the date of this Prospectus. BancAmerica Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Underwriting."

SALES OF RESTRICTED SHARES

    Upon the expiration of the 180-day lock-up period, all of the 21,389,997 Restricted Shares will eligible for sale in the public market pursuant to Rule 144.

    In general, under Rule 144, a person (or persons whose shares are aggregated) including an Affiliate, who has beneficially owned shares for at least one year (including the holding period of certain prior owners), will be entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the Company becomes subject to the reporting requirements of Section 13 or 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a number of shares that does not exceed the greater of (i) one percent (1%) of the then-outstanding shares of Common Stock (approximately 238,900 shares immediately after this offering based upon shares of Common Stock outstanding as of March 31, 1998 and assuming no exercise of outstanding options, or the Underwriters over-allotment option) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding such sale, subject, generally, to the filing of a Form 144 with the Commission with respect to such sales and certain other limitations and restrictions relating to manner of sale and availability of public information. In addition, a person (or person whose shares are aggregated), who is not deemed to have been an Affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned shares proposed to be sold for at least two years, is entitled to sell such shares under Rule 144 (k) without regard to limitations described above.

OPTIONS

    In general, under Rule 701 under the Securities Act, any employee, director, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written compensatory agreement is entitled to resell such shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and Affiliates are eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, subject to the provisions of the Lock-Up Arrangements.

    As of March 31, 1998, options to purchase 1,782,900 shares were outstanding and exercisable under the 1997 Stock Plan. Upon expiration of the 180-day lock-up period and subject to certain vesting and repurchase restrictions, all the shares issued pursuant to the exercise of these stock options may be re-sold pursuant to Rule 701. In addition, 1,047,100 shares of Common Stock are reserved for issuance under the 1997 Stock Plan. The Company intends to file a registration statement on Form S-8 under the Securities Act within 90 days after the date of this Prospectus to register the shares issuable under the 1997 Stock Plan. Such registration statement is expected to become effective upon filing of such Form S-8. After the effective date of such registration statement and the expiration of the lock-up period, shares of Common Stock issued under the 1997 Stock Plan will be immediately eligible for sale in the public market, subject to certain vesting, repurchase and exercisability restrictions.

                                  UNDERWRITING

    The Underwriters named below, acting through their representatives, BancAmerica Robertson
Stephens and Bear, Stearns & Co. Inc. (the "Representatives"), have severally agreed with the Company and the Selling Shareholder, subject to the terms and conditions of the Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

UNDERWRITER                                                                   NUMBER OF SHARES
----------------------------------------------------------------------------  ----------------
BancAmerica Robertson Stephens..............................................
Bear, Stearns & Co. Inc.....................................................
                                                                              ----------------
  Total.....................................................................       2,500,000
                                                                              ----------------
                                                                              ----------------

    The Representatives have advised the Company and the Selling Shareholder that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not in
excess of $      per share, of which $      may be reallowed to other dealers.
After the initial public offering, the offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

    The Selling Shareholder has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the same price per share as the Company and the Selling Shareholder will receive for the 2,500,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,500,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,500,000 shares are being sold.

    The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Shareholder against certain civil liabilities, including liabilities under the Securities Act.

    Each officer and director of the Company, and all shareholders of the Company, have agreed with the Representatives for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise, sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock now owned or hereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancAmerica Robertson Stephens. BancAmerica Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the Lock-Up Arrangements. Pursuant to pre-existing agreements, all shareholders and holders of options to purchase Common Stock have agreed not to sell shares issuable upon the exercise of options for at least 180 days after the effective date of the Registration Statement without the prior written consent of the Company. In addition, the Company has agreed that during the Lock-Up Period, the Company will not, without the prior written consent of BancAmerica Robertson Stephens, subject to certain exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options and the Company's issuance of options and stock under the 1997 Stock Plan.

    Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock is being determined through negotiations among the Company, the Selling Shareholder and the Representatives. Among the factors considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

    The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

    The Representatives have advised the Company that certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids that may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

    From time to time, the Company purchases commercial paper from BancAmerica Robertson Stephens. In addition, the Company has a line of credit with Bank of America, National Trust and Savings Association ("Bank of America"), which is an affiliate of BancAmerica Robertson Stephens. The Company also uses Bank of America for its cash management services.

                                 LEGAL MATTERS

    The validity of the issuance of shares of Common Stock offered hereby will be passed upon for the Company by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The financial statements as of June 30, 1996 and 1997 and March 31, 1998 and for each of the three years ended June 30, 1997 and the nine-month period ended March 31, 1998 included in this Prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS


    Effective June 1996, the Company's Board of Directors engaged Deloitte & Touche LLP as its independent auditors to replace Wilson, McCall & Daoro, who were dismissed as auditors of the Company as of May 6, 1996. In connection with the audit of the prior fiscal year ended June 30, 1995 (the first full year audit of the Company's financial statements) and through the date of dismissal, there were no disagreements with Wilson, McCall & Daoro on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Wilson, McCall & Daoro, would have caused them to make reference to the matter in their report. The report of Wilson, McCall & Daoro on the financial statements of the Company for the year ended June 30, 1995 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle. The decision to change accountants was approved by the Board of Directors.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, exhibits and schedules. Statements contained in this Prospectus regarding the contents of any contract or any other document are summaries and, in each such instance, reference is hereby made to the copy of such contracts and other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C., 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor: New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at the prescribed rates. Also, the Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Website is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                 PAGE
                                                                                                                  ---
Independent Auditors' Report................................................................................         F-2

Balance Sheets..............................................................................................         F-3

Statements of Operations....................................................................................         F-4

Statements of Shareholders' Equity..........................................................................         F-5

Statements of Cash Flows....................................................................................         F-6

Notes to Financial Statements...............................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
bebe stores, inc.

    We have audited the accompanying balance sheets of bebe stores, inc. (dba bebe) as of June 30, 1996 and 1997 and March 31, 1998 and the related statements of operations, shareholders' equity, and cash flows for the years ended June 30, 1995, 1996 and 1997 and the nine-month period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of bebe stores, inc. as of June 30, 1996 and 1997 and March 31, 1998, and the results of its operations and its cash flows for the years ended June 30, 1995, 1996 and 1997 and the nine-month period ended March 31, 1998 in conformity with generally accepted accounting principles.


    As discussed in Note 14, the accompanying 1995, 1996 and 1997 financial statements have been restated.


Deloitte & Touche LLP


San Francisco, California
May 6, 1998 (May 30, 1998 as to Note 14)

                               BEBE STORES, INC.
                                 BALANCE SHEETS


                                                                            AS OF JUNE 30,        AS OF MARCH 31,
                                                                      --------------------------  ---------------
                                                                          1996          1997           1998
                                                                      ------------  ------------  ---------------
                                                                      (AS RESTATED, SEE NOTE 14)
                                                                      --------------------------
ASSETS:

Current assets:
  Cash and equivalents..............................................  $  1,760,612  $  9,191,919   $  22,741,554
  Marketable securities.............................................        78,262        80,390
  Receivables:
    Income tax refund...............................................     1,721,648        17,378
    Construction allowance..........................................       404,815       296,656         123,366
    Other (net of allowance of $13,500, $76,668 and $46,851)........        48,557        40,201         195,107
  Inventories, net..................................................     8,310,729     9,461,698      11,016,322
  Deferred income taxes.............................................       204,857       451,217       1,265,765
  Prepaid and other.................................................       112,011        86,901         276,127
                                                                      ------------  ------------  ---------------
      Total current assets..........................................    12,641,491    19,626,360      35,618,241
Equipment and improvements, net.....................................     7,890,433     7,539,461       8,067,981
Assets held for sale................................................       357,259
Deferred income taxes...............................................       373,734     1,131,625       1,792,206
Other assets........................................................       742,455       811,848         741,601
                                                                      ------------  ------------  ---------------
      Total other assets............................................     1,473,448     1,943,473       2,533,807
                                                                      ------------  ------------  ---------------
Total assets........................................................  $ 22,005,372  $ 29,109,294   $  46,220,029
                                                                      ------------  ------------  ---------------
                                                                      ------------  ------------  ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY:

Current liabilities:
  Accounts payable..................................................  $  3,211,460  $  5,064,629   $   6,873,547
  Accrued liabilities...............................................     1,995,184     5,604,430       7,373,817
  Revolving line of credit..........................................       969,287
  Current portion of long-term debt.................................       845,950       151,746         111,579
  Income taxes payable..............................................        33,975       530,354       1,058,428
  Note due to shareholder...........................................       123,685
                                                                      ------------  ------------  ---------------
      Total current liabilities.....................................     7,179,541    11,351,159      15,417,371
Long-term debt......................................................     2,710,053       168,099          96,302
Deferred rent.......................................................     2,201,595     2,295,453       2,344,706
                                                                      ------------  ------------  ---------------
Total liabilities...................................................    12,091,189    13,814,711      17,858,379
Commitments and contingencies
Shareholders' equity:
  Preferred stock-authorized 1,000,000 shares at $0.001 par value per share; no shares issued and outstanding
  Common stock-authorized 40,000,000 shares at $0.001 par value per
   share; issued and outstanding 22,639,997 shares..................        22,640        22,640          22,640
  Additional paid-in capital........................................     2,465,610     5,270,610       5,190,610
  Deferred compensation.............................................                  (2,805,000)     (2,197,488)
  Retained earnings.................................................     7,425,933    12,806,333      25,345,888
                                                                      ------------  ------------  ---------------
      Total shareholders' equity....................................     9,914,183    15,294,583      28,361,650
                                                                      ------------  ------------  ---------------
Total liabilities and shareholders' equity..........................  $ 22,005,372  $ 29,109,294   $  46,220,029
                                                                      ------------  ------------  ---------------
                                                                      ------------  ------------  ---------------


                See accompanying notes to financial statements.

                               BEBE STORES, INC.
                            STATEMENTS OF OPERATIONS


                                                                              NINE MONTHS ENDED
                                       FISCAL YEAR ENDED JUNE 30,                 MARCH 31,
                                ----------------------------------------  --------------------------
                                    1995          1996          1997          1997          1998
                                ------------  ------------  ------------  ------------  ------------
                                              (AS RESTATED, SEE NOTE 14)
                                ------------------------------------------------------
                                                                          (UNAUDITED)
Net sales.....................  $ 65,410,936  $ 71,562,769  $ 95,086,125  $ 68,397,034  $108,072,493
Cost of sales, including
  buying and occupancy........    32,652,584    44,701,044    53,968,849    40,299,861    53,757,891
                                ------------  ------------  ------------  ------------  ------------
Gross profit..................    32,758,352    26,861,725    41,117,276    28,097,173    54,314,602
Selling, general and
  administrative expenses.....    23,134,431    26,353,003    32,648,788    22,562,418    33,558,889
                                ------------  ------------  ------------  ------------  ------------
Income from operations........     9,623,921       508,722     8,468,488     5,534,755    20,755,713
Other expense (income):
  Interest Expense............        86,904       349,001       216,618       194,022        17,613
  Interest Income.............                                  (121,809)      (42,487)     (646,168)
  Other.......................                      43,059      (222,278)     (360,659)      126,537
                                ------------  ------------  ------------  ------------  ------------
Earnings before income
  taxes.......................     9,537,017       116,662     8,595,957     5,743,879    21,257,731
Provision (benefit) for income
  taxes.......................     4,051,738       (10,235)    3,218,063     2,144,203     8,715,670
                                ------------  ------------  ------------  ------------  ------------
Net earnings..................  $  5,485,279  $    126,897  $  5,377,894  $  3,599,676  $ 12,542,061
                                ------------  ------------  ------------  ------------  ------------
                                ------------  ------------  ------------  ------------  ------------
Basic earnings per share......  $       0.24  $       0.01  $       0.24  $       0.16  $       0.55
Diluted earnings per share....  $       0.24  $       0.01  $       0.24  $       0.16  $       0.53
Basic weighted average shares
  outstanding.................    22,639,997    22,639,997    22,639,997    22,639,997    22,639,997
Diluted weighted average
  shares outstanding..........    22,639,997    22,639,997    22,650,871    22,639,997    23,705,312


                See accompanying notes to financial statements.

                               BEBE STORES, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY


                                               COMMON STOCK
                                          ----------------------  ADDITIONAL
                                           NUMBER OF                PAID-IN      DEFERRED       RETAINED
                                            SHARES      AMOUNT      CAPITAL    COMPENSATION     EARNINGS       TOTAL
                                          -----------  ---------  -----------  -------------  ------------  ------------
Balance as of July 1, 1994..............   22,639,997  $  22,640  $ 2,465,610                 $  2,088,940  $  4,577,190
Net earnings............................                                                         5,485,279     5,485,279
Distribution to shareholder.............                                                          (284,000)     (284,000)
                                          -----------  ---------  -----------  -------------  ------------  ------------
Balance as of June 30, 1995 (As
  Restated, See Note 14)................   22,639,997     22,640    2,465,610                    7,290,219     9,778,469
Net earnings............................                                                           126,897       126,897
Unrealized gain on marketable
  securities............................                                                             8,817         8,817
                                          -----------  ---------  -----------  -------------  ------------  ------------
Balance as of June 30, 1996 (As
  Restated, See Note 14)................   22,639,997     22,640    2,465,610                    7,425,933     9,914,183
Net earnings............................                                                         5,377,894     5,377,894
Deferred compensation...................                            2,805,000   $(2,805,000)                           0
Unrealized gain on marketable
  securities............................                                                             2,506         2,506
                                          -----------  ---------  -----------  -------------  ------------  ------------
Balance as of June 30, 1997 (As
  Restated, See Note 14)................   22,639,997     22,640    5,270,610    (2,805,000)    12,806,333    15,294,583
Net earnings............................                                                        12,542,061    12,542,061
Amortization of deferred compensation...                              (80,000)      607,512                      527,512
Unrealized gain on marketable
  securities............................                                                            (2,506)       (2,506)
                                          -----------  ---------  -----------  -------------  ------------  ------------
Balance as of March 31, 1998 (As
  Restated, See Note 14)................   22,639,997  $  22,640  $ 5,190,610   $(2,197,488)  $ 25,345,888  $ 28,361,650
                                          -----------  ---------  -----------  -------------  ------------  ------------
                                          -----------  ---------  -----------  -------------  ------------  ------------


                See accompanying notes to financial statements.

                               BEBE STORES, INC.
                            STATEMENTS OF CASH FLOWS


                                                                                            NINE MONTHS ENDED
                                                         FISCAL YEAR ENDED JUNE 30,             MARCH 31,
                                                     ----------------------------------  -----------------------
                                                        1995        1996        1997        1997         1998
                                                     ----------  ----------  ----------  -----------  ----------
                                                               (AS RESTATED, SEE NOTE 14)
                                                     -----------------------------------------------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net earnings.....................................  $5,485,279  $  126,897  $5,377,894   $3,599,676  $12,542,061
  Adjustments to reconcile net earnings to cash
   provided (used) by operating activities:
    Non-cash compensation expense..................                                                      527,512
    Depreciation and amortization..................   1,094,943   1,291,365   1,802,538   1,311,796    1,584,910
    Net loss (gain) on disposal of property........      78,887      58,927    (163,808)   (227,670)     209,982
    Net (gain) loss on sales of securities.........      70,310     (12,369)
    Impairment loss................................                             271,543
    Net loss from partnership......................      83,444      79,171      74,910                   14,755
    Deferred income taxes..........................    (255,294)    102,505  (1,146,305)   (665,527)  (1,475,082)
    Deferred rent..................................     537,232   1,081,863     842,035     506,390     (112,531)
    Changes in operating assets and liabilities:
      Receivables..................................     (19,446) (1,678,035)  1,712,625   1,680,336     (138,067)
      Inventories..................................  (1,910,047)   (335,558) (1,150,969)   (696,380)  (1,554,623)
      Other assets.................................    (228,738)    (98,145)   (269,965)    (97,704)     (39,701)
      Prepaid expenses.............................     106,650     (27,011)     25,110    (583,325)    (189,227)
      Accounts payable.............................     540,341    (104,413)  1,853,169   1,487,239    1,808,918
      Accrued liabilities..........................     446,080     890,958   3,283,514   1,812,091    1,973,242
      Income taxes payable.........................   2,828,534  (3,566,025)    530,354     193,060      528,074
                                                     ----------  ----------  ----------  -----------  ----------
        Net cash provided (used) by operating
         activities................................   8,858,175  (2,189,870) 13,042,645   8,319,982   15,680,223

Cash flows from investing activities:
  Purchase of equipment and improvements...........  (6,418,526) (1,608,078) (1,716,637) (1,299,517)  (2,098,075)
  Proceeds from sales of equipment.................                              22,288                    1,029
  Sale (purchase) of rental real estate............    (369,000)                693,007     693,007
  Purchase of marketable securities................    (291,965)   (253,915)       (379)
  Proceeds from sale of marketable securities......     390,384     390,967                     121       77,883
                                                     ----------  ----------  ----------  -----------  ----------
        Net cash used by investing activities......  (6,689,107) (1,471,026) (1,001,721)   (606,389)  (2,019,163)

Cash flows from financing activities:
  Borrowings from (repayments to) shareholder......    (660,002)     55,104    (123,685)   (123,686)         539
  Net proceeds from (repayments on) revolving line
   of credit.......................................    (937,995)    969,287    (969,287)   (969,288)
  Repayments on capital leases & other.............                            (168,945)    (51,300)    (111,964)
  Proceeds from term loan..........................               4,084,367
  Repayment of term loan...........................                (780,354) (3,347,700) (3,347,700)
  Distribution to shareholder......................    (220,430)
                                                     ----------  ----------  ----------  -----------  ----------
        Net cash provided (used) by financing
         activities................................  (1,818,427)  4,328,404  (4,609,617) (4,491,974)    (111,425)
Net increase in cash...............................     350,641     667,508   7,431,307   3,221,619   13,549,635

Cash:
  Beginning of year................................     742,463   1,093,104   1,760,612   1,760,612    9,191,919
                                                     ----------  ----------  ----------  -----------  ----------
  End of year......................................  $1,093,104  $1,760,612  $9,191,919   $4,982,231  $22,741,554
                                                     ----------  ----------  ----------  -----------  ----------
                                                     ----------  ----------  ----------  -----------  ----------
Supplemental information:
  Cash paid for interest...........................  $   86,905  $  177,313  $  216,617   $ 193,716   $   17,193
                                                     ----------  ----------  ----------  -----------  ----------
  Cash paid for income taxes.......................  $1,797,035  $5,123,567  $3,907,703   $3,215,610  $10,080,337
                                                     ----------  ----------  ----------  -----------  ----------


                See accompanying notes to financial statements.

                               BEBE STORES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF THE BUSINESS--bebe stores, inc. (dba bebe), the "Company," designs, develops and produces a distinctive line of contemporary women's apparel and accessories, which it markets under the bebe and bebe moda brand names primarily through its 85 specialty retail stores.

    STOCK SPLIT--The Company's Board of Directors authorized an eight thousand-for-one split of its common stock in the form of a stock dividend for shareholders of record at the close of business on June 26, 1997. Share and per share amounts in the accompanying financial statements have been restated to give effect to the stock split (See also Note 13).

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

    CASH AND EQUIVALENTS represent cash and short-term, highly liquid investments with original maturities of three months or less.

    MARKETABLE SECURITIES (classified as available-for-sale securities) are reported at fair value. Fair values are based on quoted market prices. Unrealized gains and losses are excluded from income and are reported as an increase or decrease in shareholders' equity.

    INVENTORIES, net are stated at the lower of FIFO (first-in, first-out) cost or market. Cost includes certain indirect purchasing, merchandise handling and storage costs.

    EQUIPMENT AND IMPROVEMENTS, NET are stated at cost. Depreciation on equipment is computed using the double declining balance method for items purchased prior to July 1, 1995 and the straight-line method is used for all improvements as well as equipment purchased after July 1, 1995. Equipment and improvements are depreciated over the estimated useful lives of the related assets ranging from three to 12 years.

    LEASING COMMISSIONS associated with negotiating new store leases are capitalized in other assets and amortized over the lease term. Accumulated amortization on leasing commissions at June 30, 1996 and 1997 and March 31, 1998 was $117,866, $176,571 and $230,516, respectively.

    LONG-TERM INVESTMENT--The Company owns 48.35% of a limited partnership and accounts for the investment using the equity method. Accordingly, the investment, which is included in other assets, is carried at cost, adjusted for the Company's percentage share of the partnership's cumulative net income or loss.

    DEFERRED RENT--Many of the Company's operating leases contain predetermined fixed increases of the minimum rental rate during the initial lease term. For these leases, the Company recognizes the related rental expense on a straight-line basis and records the difference between the amount charged to expense and the rent paid as deferred rent.

    STORE PREOPENING COSTS--Costs associated with the opening or remodeling of stores, such as preopening rent and payroll, are charged to expense as incurred.

    ADVERTISING COSTS--Costs associated with advertising are charged to expense when the advertising first takes place. Advertising costs were $1,624,000, $1,560,000 and $2,861,162, respectively, during fiscal 1995, 1996 and 1997. For the nine months ended March 31, 1997 and 1998, advertising expense was $1,843,841 and $4,690,196, respectively.

                               BEBE STORES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, expected future events are considered other than changes in the tax law or rates.

    ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying values of cash and equivalents, investments, receivables, accounts payable, and long-term debt approximates their estimated fair values.

    IMPAIRMENT OF LONG-LIVED ASSETS--The Company adopted Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF as of June 30, 1997. Whenever events or changes in circumstances have indicated that the carrying amount of its assets might not be recoverable, the Company, using its best estimates based on reasonable and supportable assumptions and projections, has reviewed for impairment the carrying value of long-lived assets. The Company has identified a group of underperforming stores and anticipates the closure of some of these locations in the future. Included in selling, general and administrative expenses for fiscal 1997 is $271,543 related to the recognition of an impairment loss. There were no expenses related to impairment loss for the nine-month period ended March 31, 1998.

    STOCK-BASED COMPENSATION--The Company accounts for stock-based awards to employees using the intrinsic value-based method under Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The Company has adopted the disclosure provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

    EARNINGS PER SHARE--In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, EARNINGS PER SHARE, which requires dual presentation of basic earnings per share ("EPS") and diluted EPS on the face of all statements of operations issued after December 15, 1997 for all entities with complex capital structures. Basic EPS is computed as net earnings divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options.

    NEW ACCOUNTING PRONOUNCEMENTS--In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 31, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 130 requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Adoption of these statements will not significantly impact the Company's financial position, results of operations or cash flows and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997.

    INTERIM FINANCIAL STATEMENTS--The accompanying unaudited interim financial statements, in the opinion of management, include all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 1997, and the interim results of operations and cash flows for the nine months ended March 31, 1997. The results of operations for the nine-month period ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year. The information in the notes to financial statements which relates to the nine-month period ended March 31, 1997 is unaudited.

    RECLASSIFICATIONS--Certain reclassifications have been made to the prior year financial statements to conform with the financial statement presentation as of and for the nine-month period ended March 31, 1998.

                               BEBE STORES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    REVENUE RECOGNITION--Net sales consist of all product sales, net of returns, paid by check, credit card, cash, gift certificate or store credit. Gift certificates sold are carried as a liability and no sale is recognized until the gift certificate is redeemed. Similarly, customers may receive a store credit in exchange for returned goods. Store credits are carried as a liability until redeemed.


2. INVENTORIES

    The Company's inventories consist of:

                                                                                    AS OF
                                                        AS OF JUNE 30,            MARCH 31,
                                                  ---------------------------  ---------------
                                                      1996          1997            1998
                                                  ------------  -------------  ---------------
Raw materials...................................  $  2,620,452  $   2,785,382   $   4,999,003
Merchandise available for sale..................     6,070,277      7,497,872       8,318,920
                                                  ------------  -------------  ---------------
Total...........................................     8,690,729     10,283,254      13,317,923
Less: valuation allowance.......................      (380,000)      (821,556)     (2,301,601)
                                                  ------------  -------------  ---------------
Inventories, net................................  $  8,310,729  $   9,461,698   $  11,016,322
                                                  ------------  -------------  ---------------
                                                  ------------  -------------  ---------------


    Included in the valuation allowance at March 31, 1998 is a reserve for raw materials not directly associated with planned garment production.


3. CREDIT FACILITIES

    Debt consists of the following:

                                                                                    AS OF
                                                         AS OF JUNE 30,           MARCH 31,
                                                    -------------------------  ---------------
                                                        1996         1997           1998
                                                    ------------  -----------  ---------------
Term loan.........................................  $  3,347,700
Note due to shareholder...........................       123,685
Capital leases....................................                $   157,495   $      94,014
Note payable......................................       208,303      162,350         113,867
                                                    ------------  -----------  ---------------
Total.............................................     3,679,688      319,845         207,881
Less: current portion.............................      (969,635)    (151,746)       (111,579)
                                                    ------------  -----------  ---------------
Total long-term debt..............................  $  2,710,053  $   168,099   $      96,302
                                                    ------------  -----------  ---------------
                                                    ------------  -----------  ---------------

    As of June 30, 1997 and March 31, 1998, the Company had a revolving line of credit, with a facility for letters of credit, with interest at the bank's reference rate (which was 8.5% as of June 30, 1997 and March 31, 1998) allowing for up to $7 million in borrowings including outstanding letters of credit. As of June 30, 1997 and March 31, 1998 there was $751,391 and $697,028, respectively, outstanding in letters of credit. The line expired on April 1, 1998 and was replaced by a $5,000,000 revolving line of credit (See also Note
13).

    As of June 30, 1997 and March 31, 1998 the line of credit was secured by certain personal property of the Company, primarily inventories, receivables and trademarks. This credit facility required the Company to comply with several financial covenants, including but not limited to a minimum current ratio, minimum tangible net

                               BEBE STORES, INC.

3. CREDIT FACILITIES (CONTINUED)
worth, and maximum liabilities to tangible net worth. In addition, under the line of credit, cash dividends could not be paid without the prior consent of the lending institution. As of June 30, 1997 and March 31, 1998, the Company was in compliance with such covenants.


    The Company purchased 48.35% of a real estate partnership in fiscal 1994. The note payable of $162,350 and $113,867 at June 30, 1997 and March 31, 1998 is the remaining amount due on the purchase. The note will be paid off in increments through fiscal year 2001.


    Scheduled maturities of debt outstanding at March 31, 1998 are as follows:

Three months ended June 30, 1998..................................  $  23,559
Fiscal year ending June 30,
1999..............................................................    105,113
2000..............................................................     65,606
2001..............................................................     20,801
                                                                    ---------
Total minimum payments............................................    215,079
Less: imputed interest............................................     (7,198)
                                                                    ---------
Present value of future minimum payments..........................  $ 207,881
                                                                    ---------
                                                                    ---------

4. ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                                                 AS OF MARCH
                                                           AS OF JUNE 30,            31,
                                                     --------------------------  ------------
                                                         1996          1997          1998
                                                     ------------  ------------  ------------
Employee compensation..............................  $  1,060,244  $  1,287,263   $1,987,550
Sales and use taxes................................       370,214       546,120      800,078
Store credits and gift certificates................       160,321     1,371,839    1,728,928
Lease termination costs............................                   1,687,327    1,355,223
Other..............................................       404,405       711,881    1,502,038
                                                     ------------  ------------  ------------
Total..............................................  $  1,995,184  $  5,604,430   $7,373,817
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

    Other accrued liabilities relate primarily to advertising, percentage rents, employee benefits and certain store expenses.

5. OPERATING LEASES

    The Company has operating leases for its retail store locations, corporate headquarters, distribution center and certain office equipment. Store leases typically provide for payment by the Company of operating expenses, real estate taxes and additional rent based on a percentage of net sales if a specified net sales target is exceeded. In addition, certain leases have escalation clauses and provide for terms of renewal and/or early termination based on the net sales volumes achieved.

    Rent expense for the years ended June 30, 1995, 1996 and 1997 was $7,397,035, $11,066,614 and $13,481,105, respectively, and $10,005,817 and
$11,531,658 for the nine-month periods ended March 31, 1997 (unaudited) and 1998, respectively. Rent expense includes percentage rent and other lease-required expenses for the years ended June 30, 1995, 1996 and 1997 of $2,511,224, $3,741,920 and $4,776,148, respectively, and $3,581,124 and
$4,455,467 for the nine-month periods ended March 31, 1997 (unaudited) and 1998, respectively.

                               BEBE STORES, INC.

5. OPERATING LEASES (CONTINUED)

    Future minimum lease payments under operating leases at March 31, 1998 are as follows:

Fiscal year ending June 30:
  1999.............................  $ 9,553,604
  2000.............................    9,625,479
  2001.............................    9,451,577
  2002.............................    8,903,306
  2003.............................    8,474,740
  Thereafter.......................   19,595,922
                                     -----------
Total minimum lease payments.......  $65,604,628
                                     -----------
                                     -----------

6. INCOME TAXES

    A summary of the provision (benefit) for income taxes is as follows:

                                                                          NINE MONTHS ENDED MARCH
                                         FISCAL YEAR ENDED JUNE 30,                 31,
                                     ----------------------------------  -------------------------
                                        1995       1996        1997         1997          1998
                                     ----------  ---------  -----------  -----------   -----------
                                                      (AS RESTATED)
                                     -----------------------------------------------

                                                                         (UNAUDITED)
Current:
  Federal..........................  $3,287,130  $(179,740) $ 3,545,749  $ 1,996,021   $ 7,974,790
  State............................   1,019,902     67,000      676,565      671,655     2,215,962
                                     ----------  ---------  -----------  -----------   -----------
                                      4,307,032   (112,740)   4,222,314    2,667,676    10,190,752

Deferred:
  Federal..........................    (255,294)   102,505     (705,259)    (287,746)   (1,087,547)
  State............................                            (298,992)    (235,727)     (387,535)
                                     ----------  ---------  -----------  -----------   -----------
                                       (255,294)   102,505   (1,004,251)    (523,473)   (1,475,082)
                                     ----------  ---------  -----------  -----------   -----------
    Provision (benefit)............  $4,051,738  $ (10,235) $ 3,218,063  $ 2,144,203     8,715,670
                                     ----------  ---------  -----------  -----------   -----------
                                     ----------  ---------  -----------  -----------   -----------


    Temporary differences arise primarily from certain accruals, including California franchise taxes, which are not currently deductible for tax purposes, and differences between financial and tax depreciation methods. Deferred income taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

                               BEBE STORES, INC.

6. INCOME TAXES (CONTINUED)
    A reconciliation of the statutory federal income tax rate with the Company's effective income tax rate is as follows:


                                     FISCAL YEAR ENDED JUNE     NINE MONTHS ENDED
                                               30,                  MARCH 31,
                                     -----------------------   -------------------
                                     1995     1996     1997       1997       1998
                                     -----   -------   -----   -----------   -----
                                                 (AS RESTATED)
                                     -------------------------------------
                                                               (UNAUDITED)
Federal statutory rate.............  35.0%     35.0%   35.0%      35.0%      35.0%
State rate, net of federal
  benefit..........................   6.3       9.9     5.5        4.8        5.6
Valuation adjustment...............   0.3       4.4    (1.2)
Benefit of graduated rate..........  (1.0)     (1.0)   (1.2)
Tax credits........................           (68.6)   (1.0)                 (0.4)
Permanent items and other..........   1.9      11.5     0.3       (2.4)       0.8
                                     -----   -------   -----       ---       -----
Effective tax rate.................  42.5%     (8.8)%  37.4%      37.4%      41.0%
                                     -----   -------   -----       ---       -----
                                     -----   -------   -----       ---       -----


    Significant components of the Company's deferred tax assets (liabilities) are as follows:


                                                     AS OF JUNE 30,         AS OF MARCH 31,
                                               --------------------------  ------------------
                                                                 1997             1998
                                                   1996      ------------  ------------------
                                               ------------
                                                   (AS
                                                RESTATED)
Current:
  Inventory reserve..........................   $  160,962   $    357,133     $  1,322,728
  State taxes................................                     101,055          (96,547)
  Accrued vacation...........................       90,895         57,615           61,897
  Uniform capitalization.....................      (19,881)       (90,145)        (120,989)
  Other accruals.............................       12,186         25,559           98,676
                                               ------------  ------------  ------------------
    Total current............................      244,162        451,217        1,265,765

Noncurrent:
  Basis difference in assets held for sale...      184,000
  Depreciation...............................      147,920        280,795          792,152
  Store closure accrual......................                     709,930          552,797
  Deferred rent..............................      147,153        140,900          195,211
  Deferred compensation......................                                      229,311
  Other......................................                                       22,735
                                               ------------  ------------  ------------------
    Total noncurrent.........................      479,073      1,131,625        1,792,206
                                               ------------  ------------  ------------------
  Valuation allowance........................     (144,644)
                                               ------------  ------------  ------------------
Net deferred tax assets......................   $  578,591   $  1,582,842     $  3,057,971
                                               ------------  ------------  ------------------
                                               ------------  ------------  ------------------


    A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company had established a valuation allowance for 100% of the net state deferred asset at June 30, 1996 due to the uncertainty of realizing future tax benefits from its state net operating loss carryforwards (NOLs) and other deferred tax assets. Since the benefits of the NOLs are now expected to be realized, the Company was able to reverse the entire valuation allowance in fiscal 1997.

                               BEBE STORES, INC.

6. INCOME TAXES (CONTINUED)


    The Company has committed to the acquisition of low income tax credits from a real estate partnership totaling $214,479 through fiscal 2000. The Company utilized $80,428 of credits in fiscal 1997 and the nine-month period ended March 31, 1998 to reduce its federal income taxes payable. (See note 3.)


7. EQUIPMENT AND IMPROVEMENTS

    Equipment and improvements consist of the following:

                                                                             AS OF JUNE 30,        AS OF MARCH 31,
                                                                       --------------------------  ---------------
                                                                           1996          1997           1998
                                                                       ------------  ------------  ---------------
Leasehold improvements...............................................  $  6,148,752  $  6,435,588   $   7,330,288
Furniture, fixtures, equipment and vehicles..........................     3,265,417     3,156,982       3,937,285
Computer hardware and software.......................................     1,415,590     1,890,684       1,986,681
Assets under capital leases..........................................                     459,444         469,621
Construction in progress.............................................       155,972       161,818         128,806
                                                                       ------------  ------------  ---------------
  Total..............................................................    10,985,731    12,104,516      13,852,681
Less accumulated depreciation and amortization.......................     3,095,298     4,565,055       5,784,700
                                                                       ------------  ------------  ---------------
Equipment and improvements, net......................................  $  7,890,433  $  7,539,461   $   8,067,981
                                                                       ------------  ------------  ---------------
                                                                       ------------  ------------  ---------------

8. EMPLOYEE BENEFIT PLAN

    In fiscal 1995, the Company implemented a 401(k) pension plan for all eligible employees. Employees are eligible to participate in the plan if they have been employed by the Company for one year, have reached age 21, and work at least 1,000 hours annually. Generally, employees can defer up to 15% of their gross wages up to the maximum limit allowable under the Internal Revenue Code. The employer can make a discretionary matching contribution for the employee. Employer contributions to the plan for the years ended June 30, 1996 and 1997 were $35,947 and $32,688, respectively. No matching payments have been made by the Company for the nine months ended March 31, 1997 and 1998.

9. STOCK OPTIONS

    On June 26, 1997 the Board of Directors adopted the 1997 Stock Plan (the "Stock Plan"). Options granted under the Stock Plan have a ten-year term and may be either incentive stock options, non-qualified stock options, stock purchase rights or stock awards. The Company has reserved 2,830,000 shares of common stock for issuance under the Stock Plan.

    The options granted are immediately exercisable, but are subject to repurchase at the original exercise price in the event that the optionee's employment with the Company ceases for any reason. The Company's right of repurchase generally lapses over a four-year period as follows: 20% in each of the first two years after the grant date and 30% in the third and fourth years after the grant date, with full lapse of the repurchase option occurring on the fourth anniversary date.

                               BEBE STORES, INC.

9. STOCK OPTIONS (CONTINUED)
    The following summarizes all stock option transactions for the year ended June 30, 1997 and the nine-month period ended March 31, 1998:


                                                                                                  WEIGHTED AVERAGE
                                                                              SHARES OUTSTANDING   PRICE PER SHARE
                                                                              ------------------  -----------------
Balance, June 30, 1996
Options granted.............................................................        1,587,630         $    1.77
                                                                                   ----------
Balance, June 30, 1997......................................................        1,587,630              1.77
Options granted.............................................................          325,450              5.65
Options canceled............................................................         (130,180)             4.30
                                                                                   ----------
Balance, March 31, 1998.....................................................        1,782,900         $    2.29
                                                                                   ----------
                                                                                   ----------


    The options granted in June 1997 resulted in deferred compensation of $2,805,000 (assuming all such options become fully vested) to be amortized over the vesting period of the related options, of which, $527,512 was expensed for the nine-month period ended March 31, 1998. As of June 30, 1997 and March 31, 1998, there were 1,242,370 and 1,047,100 shares available for future grant.

    The following table summarizes information about stock options outstanding at March 31, 1998:

                                                          EXERCISABLE OPTIONS NOT
                                                           SUBJECT TO REPURCHASE
                         OPTIONS OUTSTANDING                     (VESTED)
               ----------------------------------------  -------------------------
                                              WEIGHTED   NUMBER OF     WEIGHTED
                           WEIGHTED AVERAGE    AVERAGE   OPTIONS AT     AVERAGE
  EXERCISE     NUMBER OF    REMAINING LIFE    EXERCISE   MARCH 31,     EXERCISE
    PRICE       OPTIONS       (IN YEARS)        PRICE       1998         PRICE
-------------  ----------  -----------------  ---------  ----------  -------------
    $1.77       1,542,350        9.25           $1.77            --      $1.77
     5.65         240,550        9.75           5.65             --      5.65

    The Company accounts for the Stock Plan in accordance with APB Opinion No. 25, under which no compensation cost has been recognized for stock option awards granted at fair market value. Had compensation expense for the Stock Plan been determined based on the fair value at the grant dates for awards under the Stock Plan, consistent with the method of SFAS No. 123, the Company's net earnings, basic EPS and diluted EPS would have been reduced to the pro forma amounts indicated below:


                                                                              FISCAL YEAR
                                                                                 ENDED        NINE MONTHS ENDED
                                                                             JUNE 30, 1997      MARCH 31, 1998
                                                                            ----------------  ------------------
                                                                             (AS RESTATED)
Net income     As reported................................................    $  5,377,894      $   12,542,061
               Pro forma..................................................       5,376,160          12,412,155

Basic EPS      As reported................................................    $       0.24      $         0.55
               Pro forma..................................................            0.24                0.55

Diluted EPS    As reported................................................    $       0.24      $         0.53
               Pro forma..................................................            0.24                0.52

                               BEBE STORES, INC.

9. STOCK OPTIONS (CONTINUED)
    The weighted average fair value of options granted during the fiscal year ended June 30, 1997 and the nine months ended March 31, 1998 was $2.44 and $1.64, respectively. The fair value of each option grant was estimated on the date of the grant using the minimum value method with the following weighted-average assumptions:

                                                                               FISCAL YEAR ENDED       NINE MONTHS ENDED
                                                                                 JUNE 30, 1997          MARCH 31, 1998
                                                                             ---------------------  -----------------------
Expected dividend rate.....................................................              0.0%                    0.0%
Expected volatility........................................................              0.0%                    0.0%
Risk-free interest rate....................................................              6.0%                    5.7%
Expected lives (years).....................................................              8.0                     6.0

10. LITIGATION

    The Company is subject to legal proceedings and claims that arise in the ordinary course of business. Management believes, based on the advice of counsel, that ultimate resolution of these matters will not have a material adverse effect on the financial statements taken as a whole.

11. RELATED PARTY TRANSACTIONS


    In March 1995, the Company purchased in cash and note from Manny Mashouf, the Chairman, President and Chief Executive Officer of the Company, certain residential property for $800,000, the price at which such property had been listed for sale in the residential market for more than one year. In February 1997, the Company sold the property to an unaffiliated third party for $693,000, net of selling costs.



    During the last three fiscal years, Mr. Mashouf has loaned to or borrowed from the Company various amounts of cash ranging from loans to the Company of up to $500,000 and advances on bonuses from the Company of up to $150,000. Loans to the Company by Mr. Mashouf bore an annual interest rate of 10%. The Company did not accrue interest on advances on bonuses to Mr. Mashouf. As of March 31, 1998, there were no borrowings due to Mr. Mashouf from the Company or advances owed to the Company by Mr. Mashouf.


12. EARNINGS PER SHARE

    Under SFAS No. 128, the Company provides dual presentation of EPS on a basic and diluted basis. The Company's granting of certain stock options resulted in potential dilution of basic EPS. The following table summarizes the difference between basic weighted average shares outstanding and diluted weighted average shares outstanding used to compute diluted EPS.

                                                                            NINE MONTHS ENDED
                                         FISCAL YEAR ENDED JUNE 30,             MARCH 31,
                                     ----------------------------------  ------------------------
                                        1995        1996        1997        1997          1998
                                     ----------  ----------  ----------  -----------   ----------
                                                                         (UNAUDITED)
Basic weighted average number of
  shares outstanding...............  22,639,997  22,639,997  22,639,997   22,639,997   22,639,997
Incremental shares from assumed
  issuance of stock options........                              10,874                 1,065,315
                                     ----------  ----------  ----------  -----------   ----------
Diluted weighted average number of
  shares outstanding...............  22,639,997  22,639,997  22,650,871   22,639,997   23,705,312
                                     ----------  ----------  ----------  -----------   ----------
                                     ----------  ----------  ----------  -----------   ----------

                               BEBE STORES, INC.

12. EARNINGS PER SHARE (CONTINUED)
    The number of incremental shares from the assumed issuance of stock options is calculated applying the treasury stock method.

13. SUBSEQUENT EVENTS

    LINE OF CREDIT. On April 1, 1998, the Company entered into an unsecured commercial line of credit agreement with a bank which provides for borrowings and issuance of letters of credit of up to $5,000,000 and expires on April 1, 2000. The outstanding balance bears interest at either the bank's reference rate or the LIBOR rate plus 1.75 percentage points. The agreement requires maintenance of certain financial covenants and total liabilities to tangible net worth ratios, and places restrictions on capital expenditures and the payment of cash dividends and repurchase of shares.

    STOCK SPLIT AND CHANGE IN PAR VALUE. On April 7, 1998, the Company's Board of Directors authorized a 2.83-for-1 stock split and restated its common stock par value from $0.00 to $0.001 per share. Accordingly, a transfer was made from additional paid-in capital to common stock. All information in the financial statements concerning common shares and per share amounts have been restated to give retroactive effect to the stock split and change in par value.

    PREFERRED STOCK. On April 7, 1998, the Company shareholders granted the Board of Directors the authority to issue up to 1,000,000 shares of $0.001 par value preferred stock and to fix the rights, preferences, privileges and restrictions including voting rights, of these shares without any further vote or approval by the shareholders.

    STOCK PURCHASE PLAN. On April 7, 1998, the Company's 1998 Employee Stock Purchase Plan (the "Plan") was adopted and approved by the shareholders. A total of 750,000 shares of common stock has been reserved for issuance under the Plan. Generally, the Plan will allow eligible employees to purchase the Company's common stock in an amount which may not exceed 10% of the employee's compensation. The Plan will be implemented by an initial 24-month offering period, which will generally be comprised of four, six-month purchase periods. Shares will be purchased on the last day of each purchase period (a "Purchase Date") at a price equal to 85% of the lower of fair market value of the Company's common stock on the first day of the offering period or the Purchase Date. The Board (or committee thereof) may amend or terminate the Purchase Plan at any time.


14. RESTATEMENT OF FINANCIAL STATEMENTS



    Subsequent to the issuance of the Company's financial statements for the nine-month period ended March 31, 1998, the Company's management determined that an error had been made in the method of accounting for the purchase of residential property from the Chairman, President and Chief Executive Officer of the Company in March 1995 (see Note 11). The Company purchased the property from the Chairman, President and Chief Executive Officer at an amount in excess of his basis in the property. This difference should have been recorded as a

                               BEBE STORES, INC.

14. RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)


distribution to owner. As a result, the financial statements for the fiscal years ended June 30, 1995, 1996 and 1997 and the nine-month period ended March 31, 1997 (unaudited) have been restated from the amounts previously reported as follows:



                                                       JUNE 30,                                       MARCH 31,
                        ----------------------------------------------------------------------  ----------------------
                                 1995                    1996                    1997                    1997
                        ----------------------  ----------------------  ----------------------  ----------------------
                            AS                      AS                      AS                      AS
                        PREVIOUSLY      AS      PREVIOUSLY      AS      PREVIOUSLY      AS      PREVIOUSLY      AS
                         REPORTED    RESTATED    REPORTED    RESTATED    REPORTED    RESTATED    REPORTED    RESTATED
                        ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------

AS OF:

Assets held for
  sale................  $  794,058  $  366,652  $  693,712  $  357,259
Deferred income
  taxes...............     140,600     286,378     231,680     373,734
Income taxes
  payable.............                                          33,975
Retained earnings.....   7,580,664   7,290,219   7,654,307   7,425,933

FOR THE PERIOD ENDED:

Selling, general and
  administrative
  expenses............  23,138,025  23,134,431  26,363,957  26,353,003
Other expense
  (income)............                             123,059      43,059  $  114,175  $ (222,278) $  (24,206) $ (360,659)
Earnings before income
  taxes...............   9,533,423   9,537,017      25,708     116,662   8,259,504   8,595,957   5,407,426   5,743,879
Provision (benefit)
  for income taxes....   4,050,516   4,051,738     (47,935)    (10,235)  3,109,985   3,218,063   2,036,125   2,144,203
Net earnings..........  $5,482,907  $5,485,279  $   73,643  $  126,897  $5,149,519  $5,377,894  $3,371,301  $3,599,676
Basic earnings per
  share...............                          $     0.00  $     0.01  $     0.23  $     0.24  $     0.15  $     0.16
Diluted earnings per
  share...............                          $     0.00  $     0.01  $     0.23  $     0.24  $     0.15  $     0.16

                            [WOMAN IN BEBE CLOTHING]

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the Common Stock being registered. The Company is paying all of the expenses incurred on behalf of the Selling Shareholder (other than underwriting discounts and commissions). All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                           AMOUNT TO
                                                                            BE PAID
                                                                          -----------
SEC Registration Fee....................................................   $  11,026
NASD Filing Fee.........................................................       4,238
Nasdaq National Market Application Fee..................................      27,795
Printing and Engraving Expenses.........................................     100,000
Legal Fees and Expenses.................................................     200,000
Accounting Fees and Expenses............................................     300,000
Transfer Agent and Registrar Fees.......................................       2,500
Miscellaneous Expenses..................................................      54,441
                                                                          -----------
  Total.................................................................   $ 700,000
                                                                          -----------
                                                                          -----------

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The California Corporations Code provides for the indemnification of directors, officers, employees and agents of the corporation under certain circumstances set forth in section 317. Section 317 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

    Whether or not indemnification may be paid in a particular case depends upon whether the agent wins, loses or settles the suit and upon whether a third party or the corporation itself is the plaintiff. The section provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

    If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid. Such indemnification may be authorized upon finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

    If the agent loses or settles a suit brought by or on behalf of the corporation, his or her right to indemnification is more limited. If he or she is adjudged to be liable to the corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation and, in addition, that he or she acted with the care, including reasonable inquiry of an ordinarily prudent person.

    The indemnification discussed above may be authorized by a majority vote of the disinterested directors or shareholders (the person to be indemnified is excluded from voting his or her shares) or the court in which the proceeding was brought. The corporation's Board of Directors makes all decisions regarding the indemnification of its officers and directors on a case-by-case basis.

    Any provision in the corporation's Articles of Incorporation or Bylaws contained in a shareholder or director resolution that indemnifies its officers or directors must be consistent with section 317. Moreover, such a provision may prohibit permissive, but not mandatory, indemnification as described above. Lastly, a corporation has the power to purchase indemnity insurance for its agents even if it would not have the power to indemnify them.

    The Registrant's Amended and Restated Articles of Incorporation authorize the Board of Directors to provide indemnification of its agents through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by section 317, subject to the limits on such excess indemnification set forth in section 204 of the California Corporations Code.

    The Registrant has entered into agreements to indemnify its directors and officers. These agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other Registrant or enterprise to which the person provides services at the request of the Registrant.

    Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable. See also related undertakings in Item 17 below.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    In June 1997 and December 1997, the Registrant issued to its directors and employees options to purchase an aggregate of 1,913,080 shares of Common Stock, at exercise prices ranging from $1.77 to $5.65 per share, pursuant to the Registrant's 1997 Stock Plan. The granting of these stock options did not require registration under the Securities Act, as amended (the "Securities Act"), or an exemption therefrom, insofar as such grants did not involve a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.


   EXHIBIT
    NUMBER                                           DESCRIPTION OF DOCUMENT
-----------  --------------------------------------------------------------------------------------------------------
      1.1*   Form of Underwriting Agreement.
      3.1*   Amended and Restated Articles of Incorporation of the Registrant.
      3.2*   Certificate of Correction of the Amended and Restated Articles of Incorporation of the Registrant.
      3.3*   Bylaws of the Registrant.
      4.1*   Specimen certificate representing the Common Stock (in standard printer form, not provided).
      5.1*   Opinion of Gray Cary Ware & Freidenrich LLP.
      10.1   1997 Stock Plan.
      10.2   1998 Employee Stock Purchase Plan.
     10.3*   Form of Indemnification Agreement.
     10.4*   Standard Industrial/Commercial-Tenant Lease-Net dated August 8, 1994 between the Registrant and
               California State Teachers' Retirement System, as amended (lease for corporate headquarters and distribution center in Brisbane, California).
    10.5+*   Retail Store License Agreement between the Registrant and Bebe Moda S.A. de C.V., a Mexican company, effective as of April 1, 1998.
     11.1*   Statement of Computation of Net Earnings Per Share.
     16.1*   Letter from Wilson, McCall & Daoro dated April 10, 1998 regarding change in certifying accountants.
      16.2   Letter from Wilson, McCall & Daoro dated May 28, 1998 regarding change in certifying accountants.
      23.1   Independent Auditors' Consent and Report on Schedule.
     23.2*   Consent of Gray Cary Ware & Freidenrich LLP (see Exhibit 5.1).
     24.1*   Power of Attorney.
      27.1   Financial Data Schedule (EDGAR filed version only).


------------


 *  Previously filed.


 +  Confidential treatment has been requested.

    (b) Financial Statement Schedules.

    Schedule II--Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offerings of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on the 3rd day of June, 1998.


                                BEBE STORES, INC.

                                By:             /s/ BLAIR W. LAMBERT
                                     -----------------------------------------
                                                  Blair W. Lambert
                                         VICE PRESIDENT, FINANCE AND CHIEF
                                     FINANCIAL OFFICER (PRINCIPAL FINANCIAL AND
                                                ACCOUNTING OFFICER)


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------
                                President, Chief Executive
        Manny Mashouf*            Officer and Chairman of
------------------------------    the Board (Principal         June 2, 1998
        Manny Mashouf             Executive Officer)

                                Vice President, Finance
     /s/ BLAIR W. LAMBERT         and Chief Financial
------------------------------    Officer (Principal           June 2, 1998
       Blair W. Lambert           Financial and Accounting
                                  Officer)

        Neda Mashouf*
------------------------------  Director                       June 2, 1998
         Neda Mashouf

        Barbara Bass*
------------------------------  Director                       June 2, 1998
         Barbara Bass

      Corrado Federico*
------------------------------  Director                       June 2, 1998
       Corrado Federico

       Philip Schlein*
------------------------------  Director                       June 2, 1998
        Philip Schlein


*By:                /s/ BLAIR W. LAMBERT
           --------------------------------------
                      Blair W. Lambert
                      ATTORNEY-IN-FACT

                                                                     SCHEDULE II

                               BEBE STORES, INC.
                       VALUATION AND QUALIFYING ACCOUNTS


                                                           COLUMN C
                                                    -----------------------
                                        COLUMN B           ADDITIONS
                                      ------------  -----------------------                COLUMN E
              COLUMN A                 BALANCE AT   CHARGED TO  CHARGED TO    COLUMN D   -------------
------------------------------------  BEGINNING OF  COSTS AND      OTHER     ----------   BALANCE AT
DESCRIPTION                              PERIOD      EXPENSES    ACCOUNTS    DEDUCTION   END OF PERIOD
------------------------------------  ------------  ----------  -----------  ----------  -------------
YEAR ENDED JUNE 30, 1995
Inventory obsolescence reserve......   $  200,000   $  200,000                            $   400,000
Allowance for doubtful accounts
  receivable........................        5,000      105,969               $   75,969        35,000
Deferred tax asset valuation
  allowance.........................       35,990       66,654                                102,644
                                      ------------  ----------  -----------  ----------  -------------
                                       $  240,990   $  372,623   $           $   75,969   $   537,644
                                      ------------  ----------  -----------  ----------  -------------
                                      ------------  ----------  -----------  ----------  -------------
YEAR ENDED JUNE 30, 1996
Inventory obsolescence reserve......   $  400,000   $   80,000               $  100,000   $   380,000
Allowance for doubtful accounts
  receivable........................       35,000       53,587                   75,087        13,500
Deferred tax asset valuation
  allowance.........................      102,644       42,000                                144,644
                                      ------------  ----------  -----------  ----------  -------------
                                       $  537,644   $  175,587   $           $  175,087   $   538,144
                                      ------------  ----------  -----------  ----------  -------------
                                      ------------  ----------  -----------  ----------  -------------
YEAR ENDED JUNE 30, 1997
Inventory obsolescence reserve......   $  380,000   $  441,556                            $   821,556
Allowance for doubtful accounts
  receivable........................       13,500       78,649               $   15,481        76,668
Deferred tax asset valuation
  allowance.........................      144,644                               144,644
Reserve for store closures..........                   271,543                                271,543
                                      ------------  ----------  -----------  ----------  -------------
                                       $  538,144   $  791,748   $           $  160,125   $ 1,169,767
                                      ------------  ----------  -----------  ----------  -------------
                                      ------------  ----------  -----------  ----------  -------------
NINE-MONTH PERIOD ENDED MARCH 31,
  1998
Inventory obsolescence reserve......   $  821,556   $1,637,182               $  157,137   $ 2,301,601
Allowance for doubtful accounts
  receivable........................       76,668       59,631                   89,448        46,851
Reserve for store closures..........      271,543                  (92,896)    (204,241)      382,888
                                      ------------  ----------  -----------  ----------  -------------
                                       $1,169,767   $1,696,813   $ (92,896)  $   42,344   $ 2,731,340
                                      ------------  ----------  -----------  ----------  -------------
                                      ------------  ----------  -----------  ----------  -------------

                                 EXHIBIT INDEX


   EXHIBIT
    NUMBER                                     DESCRIPTION OF DOCUMENT
-----------  --------------------------------------------------------------------------------------------
      1.1*   Form of Underwriting Agreement.

      3.1*   Amended and Restated Articles of Incorporation of the Registrant.

      3.2*   Certificate of Correction of the Amended and Restated Articles of Incorporation of the
               Registrant.

      3.3*   Bylaws of the Registrant.

      4.1*   Specimen certificate representing the Common Stock (in standard printer form, not provided).

      5.1*   Opinion of Gray Cary Ware & Freidenrich LLP.

      10.1   1997 Stock Plan.

      10.2   1998 Employee Stock Purchase Plan.

     10.3*   Form of Indemnification Agreement.

     10.4*   Standard Industrial/Commercial-Tenant Lease-Net dated August 8, 1994 between the Registrant and California State Teachers' Retirement System, as amended (lease for corporate headquarters and distribution center in Brisbane, California).

    10.5+*   Retail Store License Agreement between the Registrant and Bebe Moda S.A. de C.V., a Mexican company, effective as of April 1, 1998.

     11.1*   Statement of Computation of Net Earnings Per Share.

     16.1*   Letter from Wilson, McCall & Daoro dated April 10, 1998 regarding change in certifying accountants.

      16.2   Letter from Wilson, McCall & Daoro dated May 28, 1998 regarding change in certifying accountants.

      23.1   Independent Auditors' Consent and Report on Schedule.

     23.2*   Consent of Gray Cary Ware & Freidenrich LLP (see Exhibit 5.1).

     24.1*   Power of Attorney.

      27.1   Financial Data Schedule (EDGAR filed version only).


------------


*   Previously filed.


+   Confidential treatment has been requested.